                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )


Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                             Community Banks, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             Community Banks, Inc.
--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] #500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).


[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:


[_] Fee paid previously with preliminary materials.


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                             COMMUNITY BANKS, INC.
                               150 MARKET SQUARE
                                 P.O. BOX 350
                             MILLERSBURG, PA 17061

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 16, 1996

TO OUR SHAREHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Community Banks, Inc. ("CBI") will be held at 9:30 a.m. on April 16, 1996 at CBI's executive offices, 150 Market Square, Millersburg, Pennsylvania, for the purpose of considering and voting upon the following matters:

    1. Election of Directors. To elect four (4) Class A Directors to serve until the 2000 Annual Meeting of Shareholders.

    2. Merger with Citizens National Bank of Ashland. To ratify the merger of Citizens National Bank of Ashland into Community Banks, N.A., which merger became effective at the close of business on January 12, 1996.

    3. Approval of Accountants. To approve the selection of Coopers & Lybrand LLP, Certified Public Accountants, Harrisburg, Pennsylvania, as independent certified public accountants for CBI for the year ending December 31, 1996.

    4. Other Business. Such other business as may be properly brought before the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

  Information regarding the matters to be acted upon at the meeting is contained in the Proxy Statement accompanying this notice.

  IN ACCORDANCE with the statutes in such case made and PROVIDED only those holders of record of Common Stock of CBI at the close of business on February 9, 1996 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment or adjournments thereof. The Stock Transfer Books of CBI will not be closed.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          PATRICIA E. HOCH
                                          Secretary

Millersburg, Pennsylvania
March 18, 1996

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, MANAGEMENT URGES THAT YOU SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE PREPAID ENVELOPE PROVIDED. THIS PROXY WILL NOT BE USED IF YOU ARE PRESENT AND DESIRE TO VOTE IN PERSON.

                             COMMUNITY BANKS, INC.

                               ----------------

                                PROXY STATEMENT
                                MARCH 18, 1996

                               ----------------

                              GENERAL INFORMATION

  This proxy statement is furnished in connection with solicitation by the Board of Directors of Community Banks, Inc. ("CBI"), a corporation organized under the laws of the Commonwealth of Pennsylvania, of proxies to be voted at the Annual Meeting of Shareholders of CBI to be held on April 16, 1996 at 9:30 a.m. prevailing time and at any and all adjournments or postponements thereof. This Proxy Statement and the enclosed Form of Proxy (the "Proxy") are first being sent to shareholders of CBI on or about March 18, 1996.

  The costs of preparing, printing and mailing the Proxy and all materials used in the solicitation thereof will be borne by CBI. In addition to the use of the mail, proxies may be solicited by officers, directors and employees of CBI personally, by telephone or by telegraph.

  CBI's executive offices are located at 150 Market Square, Millersburg, Pennsylvania, and its telephone number is (717) 692-4781. CBI's mailing address is P.O. Box 350, Millersburg, Pennsylvania 17061.

  DATE BY WHICH SECURITY HOLDER PROPOSALS MUST BE RECEIVED TO BE PRESENTED AT NEXT ANNUAL MEETING OF SHAREHOLDERS.

  Proposals of security holders of CBI intended to be presented at the next annual meeting of shareholders of CBI must be received by CBI for inclusion in CBI's proxy statement and the form of proxy relating to that meeting by November 19, 1996.

  If the date of the next annual meeting of shareholders of CBI is advanced or delayed by more than 30 days from May 13, 1997, security holders will be timely informed of the change of the annual meeting of shareholders and the date by which proposals of security holders must be received.

VOTING; REVOCATION OF PROXIES

  Each Proxy may be revoked at any time before its exercise by, among other methods, giving written notice to the Secretary of CBI. A subsequently dated Proxy will, if presented to the Secretary of CBI, revoke a prior dated Proxy. Any shareholder of CBI may attend the meeting and vote in person whether or not he has previously given a Proxy.

  The enclosed Proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting of Shareholders: (i) matters which the Board of Directors does not know, a reasonable time before the proxy solicitation, are to be presented at the meeting; (ii) approval of the minutes of a prior meeting of the shareholders, if such approval does not amount to ratification of the action taken at that meeting; and (iii) matters incident to the conduct of the meeting. In connection with such matters, the persons named in the enclosed Proxy will vote in accordance with their best judgment.

  The Board of Directors of CBI is not presently aware of any matters (other than procedural matters) which will be brought before the Annual Meeting of Shareholders which are not referred to in the Notice of Annual Meeting of Shareholders. If other business is properly brought before the Annual Meeting of Shareholders, the persons named in the Proxies will act or vote in accordance with their judgment.

VOTE REQUIRED; SHARES ENTITLED TO VOTE

  The presence in person or by proxy of the holders of a majority of the outstanding shares of CBI's Common Stock will constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. At the close of business on the Record Date, there were 2,608,602 shares of CBI Common Stock outstanding. Each share of CBI's Common Stock outstanding on the Record Date is entitled to one vote on all matters, including the election of directors, to come before the Annual Meeting.

  Management of CBI in the aggregate beneficially owned 457,187 shares of the outstanding stock of CBI on the Record Date. The Trust Department of Community Banks, N.A. ("CBNA"), held, as sole trustee, in the aggregate, 7,491 shares of CBI Common Stock, which may not be voted in the election of directors of CBI. To the knowledge of management, one person beneficially owned 5% or more of the outstanding Common Stock of CBI on the Record Date. The number and percentage of shares of Common Stock of CBI owned by this person is disclosed below under "BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS."

  All matters which are expected to come before the shareholders, including election of directors and approval of Coopers & Lybrand LLP as independent certified public accountants for CBI for the year ending December 31, 1996, will require the affirmative vote of the holders of a majority of CBI's outstanding Common Stock represented at the meeting, if a quorum is present. The Board of Directors of CBI is seeking the ratification of the merger of The Citizens National Bank of Ashland, Ashland, Pennsylvania ("Citizens") into Community Banks, N.A. ("CBNA"), CBI's wholly-owned banking subsidiary. This merger became effective at the close of business on January 12, 1996. Ratification of the merger is not required as a condition to the effectiveness of the merger or its legality under the National Bank Act ("NBA"), the Articles of Incorporation and the Bylaws of CBI or Pennsylvania law.

  The merger of Citizens with and into CBNA, which became effective as of the close of business on January 12, 1996 did not require the consent of the shareholders of CBI. However, management of CBI is seeking the ratification of this merger by CBI shareholders for the reasons set forth below under RATIFICATION OF CITIZENS NATIONAL BANK MERGER. The merger will be considered ratified upon the affirmative vote of the holders of a majority of CBI's outstanding Common Stock represented at the meeting, if a quorum is present.

  At the Annual Meeting, the Judges of Election will manually tabulate all votes which are cast in person or by proxy. Those Shareholders wishing to vote in person will be provided ballots with which to vote.

  Voting is an important right of Shareholders. If a Shareholder abstains or otherwise fails to cast a vote on any matter brought before the Shareholders, the Pennsylvania Business Corporation Law provides that notwithstanding any intention to the contrary, the abstention or failure is not a vote and will not be counted. This is true of broker non-votes as well as non-votes by other Shareholders.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  Certain documents previously filed by CBI with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement as follows:

    (1) the Annual Report on Form 10-K for the year ended December 31, 1995.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement. All information appearing in this Proxy Statement should be read in conjunction with, and is qualified in its entirety by, the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

                            PURPOSES OF THE MEETING

  The Annual Meeting of Shareholders will be held for the following purposes:

    1. To elect four (4) Class A Directors to serve until the 2000 Annual Meeting of Shareholders;

    2. To ratify the merger of Citizens National Bank of Ashland into Community Banks, N.A., which merger became effective on January 12, 1996;

    3. To approve the selection of Coopers & Lybrand LLP, Certified Public Accountants, Harrisburg, Pennsylvania, as independent certified public accountants for CBI for the year ending December 31, 1996; and

    4. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

                          ELECTION OF DIRECTORS OF CBI

  The Bylaws of CBI provide that the Board of Directors may, from time to time, fix the number of directors. The number of directors that shall constitute the whole Board of Directors shall be not less than 5 nor more than 25. The Bylaws of CBI also provide that the Board of Directors shall be classified into four
(4) classes as nearly equal in number as possible, each class to be elected for a term of four (4) years. Each class shall be elected in a separate election. At each annual meeting of shareholders, successors to the class of directors whose term is expiring shall be elected to hold office for a term of four (4) years so that the term of office of one class of directors expires in each year.

  Nomination for elections to the Board of Directors may be made by the Board of Directors or by any holder of the Common Stock of CBI entitled to vote at the election of directors. Nominations, other than those made by or in behalf of the existing management of CBI, shall be made in writing and shall be delivered or mailed to the Secretary of CBI not less than 45 days prior to the date of any meeting of shareholders called for the election of directors. Such notification shall contain the following information to the extent known by the notifying shareholder: (a) the name and address of each proposed nominee; (b) the age of each proposed nominee; (c) the principal occupation of each proposed nominee; (d) the number of shares of CBI owned by each proposed nominee; (e) total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; (f) the name and residence address of the notifying shareholder; and (g) the number of shares of CBI owned by the notifying shareholder. Any nomination for director not made in accordance with the above procedure shall be disregarded by the chairman of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election.

  It is the intention of persons named in the Proxy to vote for the election of the four individuals listed as Class A directors to serve as Class A directors until the 2000 Annual Meeting of Shareholders.

  In absence of instructions to the contrary, proxies will be voted in favor of the election of the management's nominees. In the event any nominee should become unavailable, it is intended that the proxies will be voted for such substitute nominee as may be nominated by management. Management has no present knowledge that any of the nominees will be unavailable to serve.

  Each nominee is currently a director of CBI and is also a Director of CBNA, CBI's wholly-owned banking subsidiary.

  The following table sets forth the name and age of all directors, including nominees for director of CBI, as well as the director's business experience, including principal occupation for the past five years, the period during which he has served as a director of CBI or CBNA (formerly Upper Dauphin National Bank), and the number and percentage of outstanding shares of Common Stock of CBI beneficially owned by said director as of February 9, 1996.

                               DIRECTORS OF CBI

                                  BUSINESS EXPERIENCE,                  AMOUNT AND    PERCENTAGE
                                  INCLUDING PRINCIPAL                    NATURE OF        OF
                                   OCCUPATION FOR THE      DIRECTOR     BENEFICIAL    OUTSTANDING
          NAME AND AGE              PAST FIVE YEARS       SINCE (/1/) OWNERSHIP (/2/) STOCK OWNED
          ------------            --------------------    ----------- --------------- -----------
 CLASS A DIRECTORS:
 To be elected for a four-year term ending in 2000:
                                Chairman and C.E.O.,         1966          20,999(3)      .80%
 Thomas L. Miller.............. CBI, and President and
  Age 63                        C.E.O., CBNA
                                Attorney-at-Law, Mette,      1977           8,839         .34%
 James A. Ulsh................. Evans & Woodside,
  Age 49                        Harrisburg, PA
 Ronald E. Boyer............... President, Alvord Polk       1981          11,533(4)      .44%
  Age 58                        Tool Company
                                (manufacture of cutting
                                tools), Millersburg, PA
 Peter DeSoto.................. President, Metal             1981          23,479         .90%
  Age 56                        Industries, Inc.
                                (manufacture of metal
                                products),
                                Elizabethville, PA
 CLASS D DIRECTORS:
 To continue in office to 1999:
 Leon E. Kocher................ Chairman of the Board,       1963          15,705         .60%
  Age 83                        Kocher Enterprises
                                Secretary/Treasurer          1968         137,131(5)     5.26%
                                Alvord Polk Inc.
 Robert W. Rissinger........... Engle Rissinger Auto
  Age 69                        Group
 William C. Troutman........... President, The W.C.          1968          84,065(6)     3.22%
  Age 80                        Troutman Co. (auto
                                dealership)
                                Millersburg, PA
 CLASS C DIRECTORS:
 To continue in office to 1998:
                                Self-Employed Insurance      1966          19,697(7)      .76%
 Kenneth L. Deibler............ Broker, Elizabethville,
  Age 73                        PA
                                Attorney-at-Law,             1961          24,613(8)      .94%
 Allen Shaffer................. Millersburg and
  Age 70                        Harrisburg, PA
 Ernest L. Lowe................ President, CBI               1990          11,134(9)      .43%
  Age 59
 CLASS B DIRECTORS:
 To continue in office to 1997:
 Ray N. Leidich................ Dentist, Tremont, PA         1985          38,948(10)    1.49%
  Age 67
                                Owner, Millersburg           1981          12,526(11)     .48%
 Thomas W. Long................ Hardware Co.,
  Age 66                        Millersburg, PA
                                President, Miller Bros.      1981          50,797        1.95%
 Donald L. Miller.............. Dairy,
  Age 66                        Millersburg, PA
 Samuel E. Cooper.............. Superintendent, Warrior      1992           1,111         .04%
  Age 62                        Run School District

--------
(1) Includes service as a director of CBNA (formerly Upper Dauphin National
    Bank), a wholly-owned subsidiary of CBI, prior to 1983 and service as a director of CBI after 1983.
(2) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after March 18, 1996. Beneficial ownership may be disclaimed as to certain of the securities.
(3) Includes incentive stock options to acquire 17,299 shares.
(4) Includes 3,388 shares owned by Alvord-Polk Tool Co., Inc., the stock of which is held 50% by Robert W. Rissinger and 50% by Ronald E. Boyer, and 135 shares owned by Mr. Boyer's spouse, Judith Boyer, and her mother.
(5) Includes 3,388 shares owned by Alvord-Polk Tool Co., Inc., the stock of which is held 50% by Robert W. Rissinger and 50% by Ronald E. Boyer. Also includes 7,548 shares owned by Engle Rissinger Auto Group, Inc., 372 shares owned by Mr. Rissinger's spouse, Shirley Rissinger, 4,163 shares owned by Engle Rissinger Auto Group, Inc. Profit Sharing Plan (R. Rissinger and H. Engle, Co-Trustees), and 52,735 shares held by Mr. Rissinger's IRA.
(6) Includes 18,703 shares owned by Mr. Troutman's spouse, Dorothy Troutman, and 5,295 shares owned by W. C. Troutman Co.
(7) Includes 1,507 shares owned by Mr. Deibler's grandchildren.
(8) Includes 4,198 shares owned by Mr. Shaffer's Retirement account.
(9) Includes 99 shares owned by Mr. Lowe's spouse, Barbara Lowe and 62 shares owned by Mr. Lowe's children, and also includes Incentive Stock Options to acquire 9,999 shares.
(10)Includes 19,474 shares owned by Dr. Leidich's wife, Dolores Leidich.
(11)Includes 7,416 shares owned by the Trust of Mr. Long's mother, Leah Long.

  None of the directors or nominee directors are directors of other companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

  The following is all shares owned beneficially by all directors and executive officers of CBI as a group:

                                      AMOUNT AND NATURE OF
                                      BENEFICIAL OWNERSHIP
                                      ---------------------
              TITLE OF CLASS           DIRECT     INDIRECT  PERCENT OF CLASS
              --------------          ---------- ---------- ----------------
      Common.........................    398,481     58,706      17.53%

                 BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

  The following table sets forth the name, address, amount and nature of beneficial ownership, and percent of class of outstanding CBI Common Stock of each person known to CBI to be the beneficial owner of more than 5% of CBI's Common Stock. Share information is stated as of February 9, 1996.

                                                                    PERCENT
           NAME AND ADDRESS OF         AMOUNT AND NATURE OF           OF
            BENEFICIAL OWNER        BENEFICIAL OWNERSHIP (/1/) OUTSTANDING STOCK
      ----------------------------- -------------------------- -----------------
      Robert W. Rissinger..........        137,131(/2/)              5.26%
      900 Manor Drive
      Millersburg, PA 17061

--------
1  See footnote 2 on page 5.
2  See footnote 5 on page 5.

                               MANAGEMENT OF CBI

EXECUTIVE OFFICERS

  The following table sets forth the executive officers of CBI (as determined in accordance with the rules and regulations of the Securities and Exchange Commission), their ages, their positions with CBI and the beneficial ownership of Common Stock of CBI by each of such persons. Share information is stated as of February 9, 1996.

                           EXECUTIVE OFFICERS OF CBI

                                                       AMOUNT AND    PERCENTAGE
                                                        NATURE OF        OF
                                                       BENEFICIAL    OUTSTANDING
          NAME AND AGE                  TITLE        OWNERSHIP (/1/)    STOCK
          ------------            ------------------ --------------- -----------
Thomas L. Miller................. Chairman and Chief     20,999          .80%
 Age 63                            Executive Officer
Ernest L. Lowe................... President and          11,134          .43%
 Age 59                            Chief Operating
                                   Officer

--------
1 Includes currently exercisable Incentive Stock Options to acquire shares of CBI.

          BOARD EXECUTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  CBI does not have a Compensation Committee. The Board of Directors has delegated to the Executive Committee initial review and recommendations for executive compensation. Recommendations of the Executive Committee are reviewed and ratified by the full Board of Directors.

  Members of the Executive Committee are Robert W. Rissinger, William C. Troutman, Peter DeSoto, Allen Shaffer, James A. Ulsh and Donald L. Miller. None of these committee members have been officers or employees of CBI or any of its subsidiaries at any time, and none had any relationship with CBI or any of its subsidiaries requiring specific disclosure under applicable Securities and Exchange Commission regulations.

  The CBI Executive Committee adopted an Executive Compensation Policy which sets forth the following goals to be achieved in determining compensation of the executive officers of CBI and CBNA: (i) integrate compensation with CBI and CBNA annual and long-term performance goals; (ii) reward above average performance; (iii) recognize individual initiative and achievements; (iv) attract and retain qualified executives; (v) be consistent with compensation packages offered by other similarly situated bank holding companies and banks; and (vi) encourage stock ownership by executive officers.

  In order to achieve the goals set forth in the Executive Compensation Policy, a variety of criteria in evaluating and establishing compensation are to be considered. The Executive Committee has identified several reports and groups as appropriate sources of comparative information in evaluating executive compensation. These are: the SNL Securities Bank Performance Report, the SNL Executive Compensation Review for Commercial Banks, and the NASDAQ Bank Performance Summary.

  The Executive Committee recognizes that compensation, particularly for the Chief Executive Officer and other Executive Officers, can best be accomplished through a combination of techniques, including salary, the CBI Bonus Plan, the Long-Term Incentive Plan, and the provision of appropriate fringe benefits.

CBI BONUS PLAN

  CBI has adopted the CBI Bonus Plan for the Chief Executive Officer and other officers of CBI and CBNA. Pursuant to this plan, a certain percentage of net income, before security gains and losses, of the amount in excess of one percent of the return on average assets for the year, is placed in a bonus pool. The percentage of 1994 net income placed in the bonus pool was 15%, and bonuses based on 1994 net income were paid in 1995. From this pool, between 20% and 25% (23% in 1994) is allocated to bonuses for staff officers. The remainder of the pool is distributed to the Chief Executive Officer and the other executive officers of the bank. The percentage distributable to the CEO and the other officers is reviewed on an annual basis and adjusted as deemed appropriate. In 1995 the CEO received 26% of the 1994 Net Bonus Pool remaining after staff officers' bonuses were deducted, and the President received 15%. The Executive Committee delegated to the CEO the distribution of the staff officers' bonuses and the remainder of the Net Bonus Pool to executive officers.

LONG-TERM INCENTIVE PLAN

  In 1988, CBI adopted a Long-Term Incentive Plan which authorizes the issuance of incentive stock options, stock appreciation rights, and non-qualified stock options. The Executive Committee believes that stock ownership by management is beneficial in aligning management's interests with the interests of the shareholders in enhancing and increasing the value of CBI common stock. The Executive Committee considers the same criteria in awarding stock options that it considers in making other compensation decisions. These criteria are outlined above.

EXECUTIVE COMPENSATION

  In 1995 the trading price performance of CBI Common Stock followed a modest upward trend. The per share market value of CBI Common Stock increased from $23.75 at year-end 1994 to $27.25 at year-end 1995. This compared favorably with the sharp drop in the per share market value which occurred in 1994. CBI Common Stock was trading at a price times earnings ratio of 11.7 at year-end 1994 (based on historical earnings) versus a price times earnings ratio of
12.67 at year-end 1995 (also based on historical earnings).

  Using 1994 data from a SNL Executive Compensation Review, the Committee compared Mr. Miller's compensation to a group of 18 banks with assets between 250 million and 500 million, headquartered in Pennsylvania. This report showed that CBI was ranked 10th out of 18 in asset size. While Mr. Miller's salary was ranked 7th out of 18, CBI's return on assets was ranked 3rd. The SNL report also compared CBI's performance with other banks in the peer group and showed that CBI had a 1.41% Return on Average Assets versus the peer group's average of 1.23% and a 13.63 Return on Average Equity versus the peers' 12.98%. CBI outperformed the peers' average performance in all indices reported by the SNL Report.

  In summary, the Committee concluded that Mr. Miller's compensation, when compared to that of his peers and the performance of CBI in 1995, required adjustment. For 1996 Mr. Miller's annual salary was increased to $190,000. He is also a participant in the CBI Long Term Incentive Plan and CBI Bonus Plan. Mr. Miller's Bonus for 1994, paid in 1995, was $33,079. His 1996 bonus, based on 1995 performance, was $41,420. In addition Mr. Miller was awarded Incentive Stock Options to purchase 6,000 shares of CBI Common Stock at an exercise price of $26.875 per share. This option, granted in 1995, was based on 1995 performance.

  The Executive Committee considered the same factors in evaluating the compensation of the President, Mr. Lowe, and reached similar conclusions about his compensation.

  This report is given over the signatures of the Executive Committee, consisting of Robert W. Rissinger, Peter DeSoto, Allen Shaffer, James A. Ulsh, Donald L. Miller, and William C. Troutman.

STOCK PERFORMANCE GRAPH

  The following graph sets forth the yearly percentage change in CBI's cumulative total shareholder return on its Common Stock from December 31, 1990 to December 31, 1995. This percentage change is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the period measured, assuming dividend reinvestment and (B) the difference between CBI's share price at December 31, 1995 and December 31, 1990 by (ii) the share price as of December 31, 1990. This result, on the following performance graph, is compared with cumulative total return of the NASDAQ Stock Market (US Companies) and the NASDAQ Bank Stocks Indices:

CASH COMPENSATION

  The following Summary Compensation Table sets forth the executive officers of CBI (as defined in applicable securities regulations), the annual salary and bonus of those officers for the preceding three years, and certain information concerning stock option awards to these officers pursuant to the CBI Long-Term Incentive Plan:

                          SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                                                  -------------------------------------
                                     ANNUAL COMPENSATION             AWARDS                  PAYOUTS
                              ---------------------------------   ------------            -------------
                                                      OTHER          AWARDS
          NAME                                        ANNUAL       RESTRICTED                           ALL OTHER
          AND                                        COMPEN-         STOCK      OPTIONS/      LTIP       COMPEN-
       PRINCIPAL                                   SATION /(1)/   AWARDS /(2)/ SARS /(3)/ PAYOUTS /(4)/  SATION
        POSITION         YEAR SALARY ($) BONUS ($)     ($)            ($)         (#)          ($)         ($)
       ---------         ---- ---------- --------- ------------   ------------ ---------- ------------- ---------
Thomas L. Miller/(7)/... 1995  176,000    33,079      4,800/(5)/      --         11,000        --        30,464/(7)/
 Chairman & CEO          1994  160,000    38,367      4,800           --          3,500        --           --
                         1993  139,463    34,400      4,800           --          3,300        --           --
Ernest L. Lowe.......... 1995  123,000    19,084      2,400/(6)/      --          4,500        --           --
 President & CEO         1994  114,500    22,135      2,400           --          2,000        --           --
                         1993  106,590    20,000      2,400           --          2,000        --           --

--------
(1) The aggregate of personal benefits provided by CBI and its subsidiaries for any executive officer, individually or all executive officers as a group did not exceed the lesser of (i) $50,000 or (ii) 10% of the salary and bonus of the officer for any of the years referenced. This does not include benefits that are available to all salaried officers, directors and employees on a non-discriminatory basis.
(2) CBI has not issued any Restricted Stock Awards to any executive officer.
(3) In 1993, 1994, and 1995, Mr. Miller and Mr. Lowe each were awarded Stock Options to acquire the number of shares disclosed in the Summary Compensation Table. These options, granted pursuant to the CBI Long-Term Incentive Plan, are discussed in greater detail below. See "Stock Options".
(4) CBI does not maintain any Long-Term Incentive Plan as defined in the applicable Securities and Exchange Commission Regulations, and consequently has made no payouts pursuant to any such plan.
(5) Includes $4,800 in fees for service as a director of CBNA and CBI in 1995, $4,800 for service as a director of CBI and CBNA in 1994, and $4,800 for service as a director of CBI and CBNA in 1993.
(6) Includes $2,400 in fees for service as a director of CBI in 1995, $2,400 in fees for service as a director in 1994, and $2,400 in fees for service as a director in 1993.
(7) Represents the amount accrued as an expense by CBI in connection with Mr. Miller's Supplemental Pension Benefits. See "Supplemental Pension Benefits Agreement/Thomas L. Miller."

STOCK OPTIONS

  In 1988, the shareholders of CBI adopted the CBI Long-Term Incentive Plan. This Plan authorizes the issuance of Awards to key officers of CBI. Awards may be made in the form of Incentive Stock Options, Nonqualified Stock Options and Stock Appreciation Rights.

INCENTIVE STOCK OPTIONS

  The Internal Revenue Code requires all ISOs to be granted at a price not less than 100% of the fair market value of CBI Common Stock on the date the ISO is granted. ISOs are not transferable, except upon death by will or descent and distribution, and may not have a term of exercise in excess of ten years. In addition, no ISO may be exercised for a period of at least six months after the ISO is granted.

  All ISOs granted by CBI to date are subject to a vesting schedule, and may only be exercised to the extent vested on the date of the exercise. If the optionee is 55 years or older on the date the ISO is awarded, ISOs are 33.33% vested after one year, 66.67% vested after two years, and 100% vested three years from the date awarded. In December 1995 Thomas L. Miller was granted 146 ISO's which vest after one year, 963 ISO's which vest after two years, and 2000 ISO's which vest after three years. In December 1995 Mr. Miller was also awarded 1854 non-qualified options which vest after one year, and 1037 non-qualified options which vest after two years. If the optionee is under 55 years on the date the ISO is awarded, ISOs vest at the rate of 20% per year after year one, becoming fully vested in the fifth year.

  The Plan requires adjustment of the option price for all ISOs as appropriate to reflect changes in the number of outstanding shares caused, among other events, by the declaration and payment of a stock dividend. Consequently, the option price of all ISOs granted has been adjusted each time a stock dividend has been declared and paid.

  With one exception, to date all grants under the Plan have been ISOs.

NONQUALIFIED STOCK OPTIONS

  The Plan requires all nonqualified stock options (NQSOs) to be granted at a price not less than 80% of the fair market value of CBI Common Stock on the date the NQSO is granted. NQSOs may or may not have a vesting schedule, depending on the terms of the grant as determined by the Committee administering the Plan. Although tax treatment of ISOs and NQSOs may differ, the Plan imposes the same general conditions and restrictions on NQSOs as it does on ISOs. These are generally described above.

  To date, all NQSOs granted have carried an option price equal to the fair market value of CBI Common Stock on the date the NQSO was granted.

STOCK OPTION GRANTS

  The following table sets forth, for each executive officer, the number of ISOs and NQSOs (collectively "Options") granted in 1995, the percentage the Options awarded to the executive officer bears to total Options granted to all key employees during the years, the option price, the expiration of the option, and the potential realizable value of the Options assuming certain rates of stock appreciation:

                              STOCK OPTION GRANTS
                              IN LAST FISCAL YEAR

                                                                              POTENTIAL
                                                                        REALIZABLE VALUE AT
                                                                     ASSUMED ANNUAL ALTERNATIVE
                                                                        RATES OF STOCK PRICE
                                                                            APPRECIATION
                         INDIVIDUAL GRANTS                                FOR OPTION TERM
-------------------------------------------------------------------- --------------------------
                         NUMBER OF  % OF TOTAL
                         SECURITIES  OPTIONS/
                         UNDERLYING    SARS
                          OPTIONS/  GRANTED TO   EXERCISE
                            SARS    EMPLOYEES    OR BASE    EXPIRA-
                          GRANTED   IN FISCAL     PRICE       TION
                            (#)        YEAR    ($/SH) (/1/)   DATE   5% ($) (/2/) 10% ($) (/2/)
          NAME           ---------- ---------- ------------ -------- ------------ -------------
Thomas L. Miller........   5,000      20.39%     $23.610    01-03-05   $ 74,371     $187,700
                           6,000      22.75%      26.875    12-22-05    101,587      256,387
Ernest L. Lowe..........   2,000       8.15%     $23.610    01-03-05   $ 29,748     $ 75,080
                           2,500       9.48%      26.875    12-22-05     42,328      106,828

--------
(1) All ISOs granted in January, 1995 to any employee carried an exercise price of $23.61 per share. ISOs and NQSOs were granted in December, 1995, each with an exercise price of $26.875 per share. The option prices in all events reflected the fair market value of CBI Common Stock on the date of the grant. The Options granted in January 1995 were for calendar year 1994. The Options granted in December 1995 were for calendar year 1995.
(2) Applicable Securities and Exchange Regulations require disclosure of the potential appreciation in Options granted to executive officers, assuming annualized rates of stock price appreciation of 5% and 10% over the term of the Option, with appreciation to be determined as of the expiration date of the Option. The figures disclosed above assume such rates of appreciation on an annual basis, with annual compounding of the appreciation rate, beginning with the original option prices of $23.610 and $26.875 per share, respectively.

STOCK OPTION EXERCISES

  The following table sets forth all Options exercised by each executive officer of CBI during 1995, the number of shares acquired on exercise, the value realized by the executive officer upon exercise, the number of exercisable and un-exercisable Options outstanding for each executive officer as of December 31, 1995, and the value of those Options as of December 31, 1995:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                                      VALUE OF
                                                                                NUMBER OF            UNEXERCISED
                                                                               UNEXERCISED          IN-THE-MONEY
                                                                             OPTIONS/SARS AT       OPTIONS/SARS AT
                                                                               FY-END (#)            FY-END ($)
                               SHARES ACQUIRED                                EXERCISABLE/          EXERCISABLE/
             NAME           ON EXERCISE (#) (/1/) VALUE REALIZED ($) (/1/) UNEXERCISABLE (/2/) UNEXERCISABLE (/2/,/3/)
             ----           --------------------- ------------------------ ------------------- -----------------------
   Thomas L. Miller........          -0-                    -0-               13,366/14,434        160,275/28,425
   Ernest L. Lowe..........          -0-                    -0-                 7,699/6,801         91,579/13,053

--------
(1) Neither Mr. Miller nor Mr. Lowe have exercised any Options.
(2) All Options granted through December 31, 1995 are reported. Exercisable Options are fully vested. Options to vest in the future are reported as unexercisable.
(3) The dollar values set forth above were calculated by determining the difference between the closing trading price of CBI Common Stock at December 31, 1995, which was $27.25 per share, and the option price of each Option as of December 31, 1995.

PENSION PLAN

  CBI and its subsidiaries maintain a pension plan for their employees. An employee becomes a participant in the pension plan on January 1 or July 1 after completion of one year of service (12 continuous months) and attainment of the age of 21 years. The cost of the pension is actuarially determined and paid by the CBI subsidiary with whom the employee is employed. The amount of monthly pension is equal to 1.15% of average monthly pay up to $650, plus .60% of average monthly pay in excess of $650, multiplied by the number of years of service completed by an employee. The years of service for the additional portion are limited to a maximum of 37. Average monthly pay is based upon the 5 consecutive plan years of highest pay preceding retirement. The maximum amount of annual compensation used in determining retirement benefits is $150,000. A participant is eligible for early retirement after attainment of the age of 60 years and the completion of five years of service. The early retirement benefit is the actuarial equivalent of the pension accrued to the date of early retirement. As of December 31, 1995, Thomas L. Miller has been credited with 37 years of service and Ernest L. Lowe has been credited with 11 years of service under the Pension Plan.

  The amount shown on the following table assumes an annual retirement benefit for an employee who chose a straight life annuity and who will retire at the age of 65 years.

                              PENSION PLAN TABLE

   RENUMERATION                     YEARS OF SERVICE
   ------------   -----------------------------------------------------
                     15       20       25       30       35       40
                     --       --       --       --       --       --
    35,000        $  8,486 $ 11,314 $ 14,143 $ 16,971 $ 19,800 $ 22,138
    55,000        $ 13,736 $ 18,314 $ 22,893 $ 27,471 $ 32,050 $ 35,778
    75,000        $ 18,986 $ 25,314 $ 31,643 $ 37,971 $ 44,300 $ 49,418
    95,000        $ 24,236 $ 32,314 $ 40,393 $ 48,471 $ 56,550 $ 63,058
   115,000        $ 29,486 $ 39,314 $ 49,143 $ 58,971 $ 68,800 $ 76,698
   135,000        $ 34,736 $ 46,314 $ 57,893 $ 69,471 $ 81,050 $ 90,338
   150,000        $ 38,673 $ 51,564 $ 64,455 $ 77,346 $ 90,237 $100,568
   175,000        $ 38,673 $ 51,564 $ 64,455 $ 77,346 $ 90,237 $100,568
   200,000        $ 38,673 $ 51,564 $ 64,455 $ 77,346 $ 90,237 $100,568
   225,000        $ 38,673 $ 51,564 $ 64,455 $ 77,346 $ 90,237 $110,568

SUPPLEMENTAL PENSION BENEFITS AGREEMENT/THOMAS L. MILLER

  On August 2, 1994, CBI and Thomas L. Miller entered into a Supplemental Pension Benefits Agreement. The Agreement provides a benefit to Mr. Miller upon termination of employment for any reason on or after his retirement date. Mr. Miller's early and normal retirement dates are defined by the CBI Pension Plan. At normal retirement, Mr. Miller will receive a supplemental pension benefit equal to the lesser of (i) the portion of pension benefits which Mr. Miller would normally have received pursuant to the CBI Pension Plan but which will not accrue for his benefit due to the annual limitations on compensation provided in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended and (ii) Twenty-four Thousand ($24,000) Dollars per year. This amount would be adjusted for early or late retirement in the same manner as the CBI Pension Plan. Section 401(a)(17) of the Internal Revenue Code precludes compensation in excess of One Hundred Fifty Thousand ($150,000) Dollars per annum from being used in computing benefits under the Pension Plan. As of December 31, 1995, Mr. Miller's annual pension benefit would be reduced by approximately Nine Thousand ($9,000) Dollars per year because of the limits imposed by the Internal Revenue Code. The impact of these rules is expected to increase in future years. The Agreement is a non-qualified and non-funded contractual obligation of CBI. CBI has recognized an appropriate present value accrual through 1995.

COMMUNITY BANKS, N.A. EXECUTIVE SURVIVOR INCOME AGREEMENTS

  On June 1, 1994, Community Banks, N.A. entered into Survivor Income Agreements with Thomas L. Miller, Robert W. Lawley, Ernest L. Lowe, Terry L. Burrows, Lewis C. Bogle, and David E. Hawley. In these Agreements, CBNA promised to pay to each executive employee's designated beneficiary a survivor income benefit. The survivor's income benefit is payable only if the executive employee dies before terminating employment with CBNA and only to the extent that CBNA owns life insurance policies on the executive employee's life at the time of his or her death. The base death benefit is equal to the lesser of (i) three times the executive employee's base salary as established by the Board of Directors for the calendar year in which the executive's death occurs, or
(ii) the amount of life insurance proceeds received by CBNA due to the executive's death. The base death benefit, however, will be increased by an amount equal to the death benefit multiplied by CBI's projected highest marginal federal income tax rate for the year in which the executive's death occurs. The survivor's income benefit will be paid in a lump sum within 60 days after the executive employee's death. These Agreements are funded by life insurance policies on each executive employee's life. The life insurance policies are owned by CNBA, and are in lieu of each executive employee's participation in CBNA's group life insurance plan. A split dollar insurance agreement goes into effect after the executive employee attains the age of 65 provided he has completed ten (10) years of service. Pursuant to the terms of the split dollar agreement the executive employee has the right to designate the beneficiary of the death proceeds of the policy to the extent the proceeds exceed the cost surrender value of the policy on the date before the executive employee's death.

DIRECTORS' COMPENSATION

  In 1995, each director of CBI was paid a quarterly fee of $600, plus each outside director received a fee of $200 for each Board meeting attended. Each director who was not an executive officer also received $150 for each Committee meeting attended.

COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT

  In 1995, to the knowledge of CBI, all Executive Officers and directors timely filed all reports with the Securities Exchange Commission, except for Terry L. Burrows, who filed on Form 4 in an untimely manner.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

  During 1995, CBNA has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers and principal shareholders of CBI and their associates on the same terms, including interest rates and collateral on loans as those prevailing at the time for comparable transactions with other persons. Such loans present, in the opinion of management, no more than the normal risk of collectibility, or present other unfavorable features.

  Allen Shaffer, a director of CBI, is an attorney practicing in Harrisburg and Millersburg, Pennsylvania, who has been retained in the last fiscal year by CBI and who CBI proposes to retain in the current fiscal year. James A. Ulsh, a director of CBI, is a shareholder/employee of the law firm of Mette, Evans & Woodside, Harrisburg, Pennsylvania, which CBI has retained in the last fiscal year and proposes to retain in the current fiscal year. Thomas J. Carlyon, a director of CBNA, is a partner in the law firm of Carlyon & McNelis, Hazleton, Pennsylvania, which CBI has retained in the last fiscal year and proposes to retain in the current fiscal year.

COMMITTEES OF THE BOARD OF DIRECTORS OF CBI

  The Board of Directors of CBI has established three (3) committees of the
Board: the Executive Committee, the Dividend Reinvestment Committee, and the Audit Committee. CBI does not have a nomination committee but provides for the nomination of directors as described under "ELECTION OF DIRECTORS OF CBI."

  The total number of CBI's Board of Directors' meetings during 1995 was five
(5) and no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served, except Samuel Cooper who attended 71% of such meetings, and Leon Kocher who attended 57% of such meetings.

AUDIT COMMITTEE

  Members of the Audit Committee are Kenneth L. Deibler, Samuel E. Cooper, Ronald Boyer, Ray N. Leidich, and Leon E. Kocher. The Committee met twice during 1995. The Audit Committee supervises and recommends to the Board of Directors all changes in audit procedures, recommends to the Board the hiring of the outside auditors, reviews the complete audit of the books and financial statements of CBI and its subsidiaries, and upon receipt and review of the internal auditor's report and certified public accountants' audit report, the Committee brings to the Board of Directors its recommendations concerning the audit. The Committee also reviews the examination reports by the Comptroller of the Currency and reviews all insurance of CBI and its subsidiaries on an annual basis.

EXECUTIVE COMMITTEE

  Members of the Executive Committee are Robert W. Rissinger, William C. Troutman, Peter DeSoto, Allen Shaffer, James A. Ulsh and Donald L. Miller. The Committee met four times during 1995. The Committee meets when called by the Chairman and acts for the Board of Directors. It reviews salaries and remuneration, policies, and other items that would come before the Board of Directors of CBI.

          RATIFICATION OF MERGER OF CITIZENS NATIONAL BANK OF ASHLAND
                      WITH AND INTO COMMUNITY BANKS, N.A.

  On January 12, 1996, Citizens merged into CBNA, the wholly-owned banking subsidiary of CBI, pursuant to the terms of the Agreement and Plan of Merger dated as of July 5, 1995 (the "Merger Agreement") by and among Citizens, CBNA, and CBI. All regulatory approvals required pursuant to applicable provisions of the National Bank Act ("NBA"), all approvals of the Board of Directors of CBI and CBNA, and Citizens required under the terms of each institution's articles of incorporation, articles of association, and bylaws or required by Pennsylvania law were obtained, and all other conditions precedent required by the terms of the Merger Agreement were met. In addition thereto, at a special meeting held November 30, 1995, the shareholders of Citizens approved the Merger. The shares of CBI Common Stock issued in connection with the Merger were registered under the Securities Act of 1993. However, CBI did not obtain the prior approval of its shareholders pursuant to the rules of the NASDAQ National Market System and, therefore, effective February 4, 1996 shares of CBI's Common Stock began trading on the NASDAQ small cap market. The Board of Directors of CBI has determined that it may be advantageous to apply to list CBI's Common Stock on either the NASDAQ National Market System or the American Stock Exchange in the future. To facilitate such application, the Board of Directors of CBI has decided to ask CBI's shareholders to ratify the Citizens' merger. The ratification of CBI's shareholders will have no effect on the Citizens' merger or its legality. Moreover, no assurance can be given that if CBI's shareholders ratify the Citizens' Merger, CBI will apply to list its securities on any securities exchange or national market system or that ratification will assure approval of any such application.

  The following is a description of the Merger. This description is not intended to be a complete description of all facts regarding the Merger and is qualified in all respects by reference to the Merger Agreement attached hereto as Appendix A.

INTRODUCTION; BACKGROUND OF THE MERGER

CITIZENS

  Prior to the effective date of the Merger, Citizens was a banking corporation organized on June 24, 1875 under the national banking laws and headquartered in Ashland, Pennsylvania. Citizens engaged in commercial banking authorized under the National Bank Act ("NBA"). Citizens accepted demand, time and savings deposits and granted loans (consumer, commercial, real estate and business) to individuals, corporations, partnerships, associations and municipalities and other governmental bodies. Citizens had no subsidiaries.

  As of December 31, 1995, Citizens had three banking offices and total assets of approximately $61.4 million. Its principal executive office was located at 735 Center Street, Ashland, Pennsylvania 17921, and the telephone number was
(717) 875-3221. Citizens was not dependent on any one customer, and loss of any customer or a few customers would not have had a material adverse effect upon it.

  Citizens Common Stock was not listed on the NASDAQ National Market, the NASDAQ Small-Cap Market or any stock exchange, and Citizens was not subject to the reporting requirements of the Exchange Act. There was no market maker holding an inventory position in Citizens Common Stock, and the trading market for Citizens Common Stock was extremely thin.

CBI

  CBI is a Pennsylvania business corporation which was organized in 1982 and became a bank holding company through the acquisition of all of the outstanding stock of Community Banks, N.A. (formerly Upper Dauphin National
Bank) at that time. CBI currently has one wholly-owned banking subsidiary, CBNA, and two non-banking subsidiaries, Community Banks Life Insurance Company and Community Bank Investments, Inc.

As of June 30, 1995, CBI had total assets of approximately $317.5 million. Community Banks Life Insurance Company was incorporated on November 12, 1986 under the laws of the State of Arizona for the purpose of re-insuring credit life and accident insurance risks. Community Bank Investments, Inc. is a Delaware corporation formed for the purpose of investing in and holding securities. As a bank holding company, CBI is registered with the Federal Reserve Board in accordance with the requirements of the Federal Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Federal Reserve Board. Community's common stock is listed for quotation on the NASDAQ Small-Cap Market under the symbol "CBKI".

CBNA

  CBNA was established as a national banking institution in 1867 under the name "The First National Bank of Millersburg." CBNA engages in full service banking and trust business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, making construction and mortgage loans and performing corporate and personal trust services. As of December 31, 1995, CBNA had total assets of approximately $315 million. CBNA provides banking services at its main office in Millersburg, Pennsylvania, and 18 branch offices in Dauphin, Northumberland, Schuylkill and Luzerne Counties, Pennsylvania. Both CBI's and CBNA's principal executive offices are located at 150 Market Square, P.O. Box 350, Millersburg, Pennsylvania 17061. CBNA's telephone number is (717) 692-4781.

REASONS FOR THE MERGER

  Citizens, CBI, and CBNA engaged in an arms-length negotiation of the terms of the Merger. All parties concluded that the Merger was in the best interests of CBI and Citizens. CBI's strategy is to pursue the expansion of its banking markets in Dauphin, Northumberland, Schuylkill, and Luzerne Counties. CBI also intends to expand into contiguous markets where possible, through the acquisition of financially strong institutions and new branch banks. This will allow CBI to grow in assets, deposits, and loans. CBI's Board of Directors concluded that Citizens was a financially sound institution within CBI's existing geographic market. The Board concluded that CBI could grow by achieving expense savings and by attracting additional opportunities for revenue enhancement by offering additional banking products to existing Citizens' customers and citizens of the Ashland community.

  CBI's Board of Directors and management conducted a due diligence review of Citizens' business, its historical financial results, and Citizens' current and prospective economic and competitive environment. The Board and management also considered the impact of the proposed merger on CBNA's depositors, employees, customers, and the communities it serves.

  In reaching its determination that the Merger and the Merger Agreement were in the best interests of CBI and its shareholders, the Board of Directors of CBI consulted with its legal and financial advisors, and considered a number of factors, including without limitation the following:

  . Citizens' business, operations, earnings, prospects and financial condition;

  . the enhanced opportunities for operating efficiencies (particularly in terms of integration of operations and support functions) that could result from the merger, the enhanced opportunities for growth that the merger would make possible and the respective contributions the parties would bring to the combined institution;

  .  the financial strength of CBNA and the composition of its business;

  .  the geographical location of Citizens and CBNA;

  . review of alternatives to the Merger (including the establishment of a branch banking facility in the Citizens' market.

  CBI's Board of Directors did not assign any specific or relative weight to the factors in their consideration.

  THE BOARD OF DIRECTORS OF CBI AND CBNA UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT.

TERMS OF THE MERGER

  The description of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement and incorporated by reference herein.

 Closing Effective Date

  The Effective Date of the Merger was 3:00 p.m. Friday, January 12, 1996.

 Effect of the Merger

  Pursuant to the Merger Agreement, Citizens was merged with and into CBNA, with CBNA as the surviving entity. The shares of common stock of CBNA issued and outstanding immediately prior to the effective date remain outstanding and unchanged after the Merger, and constitute all of the issued and outstanding capital stock of CBNA. The articles of association and the bylaws of CBNA as in effect immediately prior to the merger remain in effect as the articles of association and the bylaws of CBNA. The directors and officers of CBNA immediately prior to the Merger remain in office as the directors and officers of CBNA; provided, however, that Dean N. Paul, the former Cashier of Citizens, was appointed to the Board of Directors of CBNA and CBNA's Schuylkill Advisory Board. Mr. Paul will hold such office until the 1996 annual meeting of the shareholders of CBNA. In addition, John P. Bane and A. James Gruber, former members of the Citizens Board of Directors, have been appointed to CBNA's Schuylkill Advisory Board.

 Merger Consideration; Conversion Factor

  In connection with the Merger, each share of Citizens' Common Stock issued and outstanding as of the Effective Date was converted into and became a right to receive 28.904 shares of CBI Common Stock, par value $5.00 per share (the "Conversion Factor"). The Conversion Factor was determined by dividing the Market Value Per Share (as defined below) of CBI Common Stock as of the close of business on the fifth trading date preceding the Merger (the "Calculation Date") into $770. The Merger Agreement defines the term "Market Value Per Share" to mean the average of the closing sales price of CBI Common Stock as reported on the NASDAQ National Market for the 30 consecutive trading days ending on and including the Calculation Date. Pursuant to the Joint Certificate of Calculation executed by the president and chief executive officer of CBI and the cashier of Citizens, the Market Value Per Share of CBI Common Stock as of the Calculation Date was $26.63 per share. As set forth above, the exchange ratio was 28.904.

 Representations and Warranties

  Citizens and CBI (with respect to itself, and where applicable, CBNA and other CBI subsidiaries) made certain representations and warranties in the Merger Agreement. These representations and warranties survive the Effective Date of the Merger. The representations and warranties relate to, among other things, proper organization; articles of association, bylaws and minute books; powers and qualifications of each corporation; subsidiaries; capital structures; leases; litigation; insurance; compliance with environmental laws; material contracts and agreements; classified loans; employee benefit plans; no material adverse change in financial condition; title to real property and other assets; the adequacy of the provision for current taxes payable and other tax matters; authorization of the Merger Agreement; absence of conflict with other agreements and the consents and approvals that was for the consummation of the Merger; adequacy of financial statements; brokerage and other fees; the absence of false or misleading statements in certain financial statements, proxy statements, reports, documents or other written material; and the delivery and filing of certain tax returns and reports. Citizens has made additional representations concerning certain of its investment securities.

  Citizens and CBI both concluded that all representations and warranties set forth in the Merger Agreement and all agreements with respect to the conduct of their respective businesses and all other conditions precedent to the consummation of the Merger as set forth in the Merger Agreement were satisfied or waived including, but not limited to, (a) approval of the Merger by the Board of Directors of CBI and CBNA, (b) approval of the Merger by the Office of the Comptroller of the Currency, (c) approval of the Merger by Citizens' shareholders at the special meeting of Citizens' shareholders duly convened on November 30, 1995, (d) certificates received by each of the respective parties from the other party as to matters specifically enumerated in the Merger Agreement and the Opinion of Counsel as required therein, (e) the effectiveness of the CBI Registration Statement, (f) receipt of a letter from Coopers & Lybrand, L.L.P. dated the effective date of the CBI Registration Statement as required by the Merger Agreement, subject to satisfaction of the requirements of Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accountants, (g) the receipt of an opinion of Mette, Evans & Woodside, special counsel to CBI, as to certain tax matters, and (h) a determination that the Merger can be accounted for under the pooling of interests method of accounting.

CONTINUED EMPLOYMENT OF CITIZENS' EMPLOYEES

  Pursuant to the terms of the Merger Agreement, CBI has agreed, in good faith, to endeavor to place as employees with CBNA or its subsidiaries, persons who were employees of Citizens immediately prior to the Effective Date on terms and conditions (including salaries and benefits) comparable to those made available to employees of CBI, CBNA and its other subsidiaries holding similar positions. Persons employed by CBI or CBNA after the Effective Date shall have such titles as are appropriate and consistent with CBI's then existing personnel structure. CBI has also agreed to continue the compensation of Citizens' employees at the same levels in effect on the Effective Date through December 31, 1996, subject to CBI's right to terminate any employee of Citizens for cause after the Effective Date.

INTEREST OF CITIZENS' OFFICERS AND DIRECTORS IN THE MERGER; INDEMNIFICATION OF CITIZENS' OFFICERS AND DIRECTORS; INSURANCE

  As of the Effective Date, directors and officers of Citizens may be deemed to be beneficial owners of 3.255 shares of Citizens' Common Stock or 16.275% of the outstanding shares of Citizens' Common Stock. In the Merger Agreement, CBI has agreed to indemnify and hold harmless, for a period of six years following the Effective Date, each present director and officer of Citizens determined as of the Effective Date (the "Indemnified Parties") against any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, the "Costs") incurred in connection with any claim, action, suit, proceedings or investigation, whether civil, criminal, administrative or investigative, arising out of an Indemnified Matter as hereinafter defined. Pursuant to the Merger Agreement, an "Indemnified Matter" includes any matter directly or indirectly involving transactions contemplated by or required in connection with the Merger Agreement, as well as any matter existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent to which such persons were entitled to be indemnified under Citizens' articles of association or bylaws in effect as of the date of the Merger Agreement, but only to the extent permitted by applicable law (and CBI and CBNA shall also advance expenses as incurred to the fullest extent to which such persons were entitled under Citizens' articles of association and bylaws as in effect on the date of the Merger Agreement (to the fullest extent permitted under applicable law), provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). An Indemnified Matter does not include any action or omission by an Indemnified Party resulting from such person's gross negligence or deliberate misconduct, or any action by the Office of the Comptroller of the Currency (the "OCC") resulting in civil money penalties or other determination by the OCC of a breach of duties. CBI has also agreed, for a period of two years after the Effective Date, to use its reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Citizens; provided, however, that CBI or CBNA may substitute therefor policies of comparable coverage; and provided further that in no event shall CBI or CBNA be obligated to expend any amount per annum in excess of 110% of the total amount of annual premiums paid as of the date of the Merger Agreement by Citizens for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CBI has agreed to use its reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

EXCHANGE PROCEDURE

  Prior to the Effective Date, CBI appointed American Stock Transfer and Trust Company as Exchange Agent for the purpose of exchanging certificates representing shares of CBI Common Stock. CBI issued and delivered to the Exchange Agent shares of CBI Common Stock and paid to the Exchange Agent the cash required to be delivered to the holders of shares of Citizens Common Stock who were entitled to cash in lieu of fractional shares. Any CBI common stock and any amounts of cash delivered to the Exchange Agent and unclaimed at the end of two years from the Effective Date will be repaid to CBI, in which event the persons entitled thereto shall only look to CBI for payment thereof.

REGULATORY APPROVALS

  The Merger required the approval of the OCC under the federal Bank Merger Act. On January 11, 1996, the OCC issued its certificate of approval of the Merger. The certificate reflects only the OCC's view that the transaction does not contravene applicable competitive standards imposed by law in that the transaction is consistent with regulatory policies relating to safety and soundness. It does not represent an opinion by the OCC that the transaction was favorable to the shareholders of either Citizens or CBI from a financial point of view or that the OCC has considered the adequacy of the terms of the transaction. It is not an endorsement or recommendation by the OCC of the Merger. The certificate also authorizes CBNA to operate the former head office of Citizens and the Citizens' branch offices as branches of CBI.

  In addition thereto, the Pennsylvania Department of Banking was notified of the pendency and consummation of the Merger.

ACCOUNTING TREATMENT

  The Citizens' Merger will be treated as a pooling of interest for accounting purposes.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

  No shareholder of Citizens exercised the right to seek an appraisal and be paid the "value" in cash of such shareholder's Citizens' Common Stock on the Effective Date pursuant to (S)215a(b) of Title 12 of the United States Code.

                              REGULATORY MATTERS

GENERAL

  CBI is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). As a bank holding company, CBI is subject to the regulation and supervision of the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. Additionally, bank holding companies are generally prohibited by the BHCA from engaging in nonbanking activities, subject to certain exceptions.

  Prior to the Merger Effective Date, Citizens and CBNA were both national banking associations subject to the regulation and supervision of the OCC. Citizens and CBNA were also both "insured depository institutions" as defined in the Federal Deposit Insurance Act, as amended (the "FDIA"), and are members of the Federal Reserve System. Citizens and CBNA were also subject to various requirements and restrictions under federal law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affected the operations of Citizens and CBNA. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

PAYMENT OF DIVIDENDS

  CBI is a Pennsylvania business corporation, and as such, is subject to the provisions of the Pennsylvania Business Corporation Law ("PBCL"). The PBCL provides that a corporation is generally permitted to pay dividends unless, after giving effect thereto, the corporation would be unable to pay its debts as they become due in the usual course of business or the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed upon dissolution to satisfy the preferential rights of shareholders whose preferential rights on dissolution are superior to those receiving the dividends.

  It is important to note that CBI is also a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of CBI, including cash flow to pay dividends on CBI's Common Stock, is dividends from CBNA and CBI's other subsidiaries. As discussed below, there are statutory and regulatory limitations on the payment of dividends by CBNA.

  Citizens and CBNA are both national banking associations. Federal law imposes both capital and earning limitations on the payment of dividends by national banking associations.

 Capital Limitations

  Generally, federal law prohibits national banks from withdrawing, or permitting to be withdrawn, either in the form of dividends or otherwise, any portion of its capital. Federal law also provides that if losses are sustained at any time by a national bank equal to or exceeding its undivided profits then on hand (as defined and interpreted by regulation), no dividend may be made. Additionally, no dividend may be made by a national bank while it continues its banking operations, in an amount greater than its net profits then on hand (as defined and interpreted by regulation), less its losses and bad debts (as defined and interpreted by regulation). These capital limitations do not apply to a national bank's preferred stock dividends (if any); however, if the undivided profits of a national bank are not sufficient to cover a proposed dividend on its preferred stock, the proposed dividend will constitute a reduction in capital under federal regulations.

 Earnings Limitations

  Federal law also provides that a national bank may declare a dividend equal to a certain amount of its net profits (as defined and interpreted by regulation) as it judges expedient, except that until its respective surplus fund equals its common capital, no dividends may be declared unless not less than one-tenth part of its net profits of the preceding half year (in the case of quarterly or semiannual dividends) or not less than one-tenth part of its net profits of the preceding two consecutive half years (in the case of annual dividends) has been carried to the surplus fund.

  Under federal laws, national banks are also required to receive the approval of the OCC before declaring a dividend if the amount of all dividends (common and preferred), including the proposed dividend, declared by it in any calendar year exceeds the total of its net profits of that year to date, combined with its retained net profits of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. National banks are also required to receive the prior approval of the OCC for the payment of dividends if the total of all dividends declared by its board of directors in any year will exceed the total of its net profits (as defined and interpreted by regulation) for that year, combined with its retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. These earning limitations also apply to dividends on national bank preferred stock (if any).

 Other Limitations

  Federal law also provides that if a national bank has preferred stock, no dividends may be declared or paid on its common stock until all cumulative dividends on its preferred stock have been paid in full.

  Additionally, the OCC has indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA"), an insured bank may not pay any dividend if payment would cause it to become undercapitalized. In addition, no dividend payments are permitted once an insured bank is undercapitalized. See "REGULATORY MATTERS--Federal Deposit Insurance Corporation Improvement Act of 1991." Moreover, the Federal Reserve Board, the OCC and the FDIC have issued policy statements which provided that bank holding companies and FDIC insured banks should generally only pay dividends out of current operating earnings.

HOLDING COMPANY STRUCTURE

  Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to make capital injections into a troubled subsidiary bank, and the Federal Reserve Board may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank when required. A required capital injection may be called for at a time when the holding company does not have the resources to provide it. Any capital loans by a holding company to its subsidiary bank would be subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank.

  In addition, under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), depository institutions insured by the FDIC can be held liable for any losses incurred by, or reasonably anticipated to be incurred by, the FDIC after August 9, 1989 in connection with: (a) the default of a commonly controlled FDIC-insured depository institution; or (b) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or a receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Accordingly, in the event that any insured depository institution of CBI causes a loss to the FDIC, other insured subsidiaries of CBI could be required to compensate the FDIC by reimbursing it for the estimated amount of such loss.

  For a description of certain other requirements relating to capital distributions between depository institutions and bank holding companies and the potential obligation of a bank holding company to guarantee the capital restoration plans of any of its undercapitalized depository institution subsidiaries, see "REGULATORY MATTERS--Federal Deposit Insurance Corporation Improvement Act of 1991."

CAPITAL ADEQUACY

  Bank holding companies are required to comply with risk-based capital guidelines established by the Federal Reserve Board. The guidelines, which were fully phased in at the end of 1992, establish a framework that is intended to make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations and take off-balance sheet exposures into explicit account in assessing capital adequacy. The risk-based ratios are determined by allocating assets and specified off-balance sheet commitments into four risk-weight categories, with higher levels of capital being required for categories perceived as representing greater risk. As national banks, Citizens and CBI are subject to substantially similar capital requirements pursuant to OCC regulations.

  Generally, under applicable guidelines, a banking organization's capital is divided into two tiers. "Tier 1", or core capital, includes common equity, noncumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. "Tier 2", or supplementary capital, includes, among other things, cumulative perpetual preferred stock (subject to certain exceptions), hybrid capital instruments, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. "Total capital" is the sum of Tier 1 and Tier 2 capital. The Tier 1 component must comprise at least 50% of the qualifying total capital.

  Banking organizations that are subject to the guidelines are required to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when an organization's particular circumstances warrant. For example, under the OCC's regulations, higher capital ratios may be appropriate for a bank that: (a) is newly chartered; (b) is receiving special supervisory attention; (c) has, or is expected to have, losses resulting in capital inadequacy; (d) has significant exposure due to interest rate risk, the risks from concentrations of credit and certain other risks; (e) has exposure due to fiduciary or operational risk; (f) is exposed to a high degree of asset depreciation or a low level of liquid assets in relation to short term liabilities; (g) has exposure to a high volume of, or particularly severe, loans; (h) is growing rapidly, either internally or through rapid acquisitions; or (i) may be adversely affected by the activities or condition of its holding company, affiliates or other persons or institutions with which it has significant relationships.

  The Federal Reserve Board, the FDIC and the OCC have also adopted leverage capital guidelines to which CBI, CBNA and Citizens are subject. The guidelines provide for a minimum leverage ratio (Tier 1 capital to adjusted total assets) of 3% for financial institutions that have the highest regulatory examination ratings and are not experiencing or anticipating significant growth. Financial institutions not meeting these criteria are required to maintain leverage ratios of at least one to two percentage points higher.

  On August 9, 1995, the federal banking agencies issued a Final Rule and Policy Statement ("Final Rule") revising risk-based capital rules to take account of interest rate risk. The Final Rule offers alternative approaches for determining the additional amount of capital, if any, that a bank may be required to have for interest rate risk. The first approach is to reduce a bank's risk-based capital ratios by an amount based on its measured exposure to interest rate risk in excess of a specified threshold. The second approach is to assess the need for additional capital on a case-by-case basis, considering both the level of measured exposure and qualitative risk factors. Citizens cannot assess, at this point, the impact that the Final Rule will have on its capital requirements.

  On December 23, 1994, the federal banking agencies issued a Final Rule on respective risk-based capital requirements that explicitly identifies concentration of credit risk with certain risks arising from nontraditional activities, and the management of such risks, as important factors to consider in assessing an individual's overall capital adequacy. The Final Rule does not, however, mandate any specific adjustments to the risk-based capital calculations as a result of such factors.

  On December 31, 1994, the Federal Reserve Board amended its risk-based capital standards to increase the amount of capital required under such standards for long-dated interest rate and exchange rate contracts and for derivative contracts based on equity securities and indexes, precious metals (other than gold) and other commodities. The amendment permits banking institutions to recognize the effect of bilateral netting arrangements in calculating their exposure to derivative contracts for risk-based capital purposes. CBI does not expect this amendment to have a material effect on its financial condition or results of operations.

  Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital, and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as to the measures described under "REGULATORY MATTERS--Federal Deposit Insurance Corporation Improvement Act of 1991" below, as applicable to undercapitalized institutions.

  The following table sets forth, as of December 31, 1995, the capital ratios of Citizens, CBI, and CBNA:

                                               CITIZENS COMMUNITY CBNA  REQUIRED
                                               -------- --------- ----  --------
   Tier 1 risk-based capital ratio............   37.8%    15.3%   14.1%     4%
   Total risk-based capital ratio.............   39.0%    17.1%   15.2%     8%
   Leverage Ratio.............................   14.8%    10.6%    9.9%   3-5%

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

  In December, 1991, Congress enacted FDICIA which substantially revised the bank regulatory and funding provisions of the FDIA and made significant revisions to several other federal banking statutes. FDICIA provides for, among other things: (a) a recapitalization of the Bank Insurance Fund of the FDIC (the "BIF") by increasing the FDIC's borrowing authority and providing for adjustments in its assessment rates; (b) annual on-site examinations of federally-insured depository institutions by banking regulators; (c) publicly available annual financial and management reports for financial institutions, including audits by independent accountants; (d) the establishment of uniform accounting standards by federal banking agencies; (e) the establishment of a "prompt corrective action" system of regulatory supervision and intervention, based on capitalization levels, with more scrutiny and restrictions placed on depository institutions with lower levels of capital; (f) additional grounds for the appointment of a conservator or receiver; (g) a requirement that the FDIC use the least-cost method of resolving cases of troubled institutions in order to keep the costs to insurance funds at a minimum; (h) more comprehensive regulation and examination of foreign banks; (i) consumer protection provisions including a Truth-in-Savings Act; (j) a requirement that the FDIC establish a risk-based deposit insurance assessment system; (k) restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements; and (l) certain additional limits on deposit insurance coverage.

  A central feature of FDICIA is the requirement that the federal banking agencies take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is "well capitalized" if it has: (i) total risk-based capital ratio or 10% or greater; (ii) a Tier 1 risk-based capital ratio of 6% or greater; (iii) a leverage ratio of 5% or greater; and (iv) is not subject to any order, regulatory agreement or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" institution is defined as one that has: (a) a total risk-based capital ratio of

8% or greater; (b) a Tier 1 capital ratio of 4% or greater; and (c) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMEL rating of 1). A depository institution is considered: (i) "under-capitalized" if it has (a) a total risk-based capital ratio of less than 8%; (b) a Tier 1 risk-based capital ratio of less than 4%; or (c) a leverage ratio of less than 4% (or 3% in the case of an institution with a CAMEL rating of 1); (ii) "significantly undercapitalized" if it has: (a) a total risk-based capital ratio of less than 6%; (b) a Tier 1 risk-based capital ratio of less than 3%; or (c) a leverage ratio of less than 3%; and
(iii) "critically undercapitalized" if it has a ratio of tangible equity to total assets equal to or less than 2%. An institution may be deemed by regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

  FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a cash dividend) or paying any management fees to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company in respect of any capital restoration plan is limited to the lesser of: (a) an amount equal to 5% of the depository institution's total assets at the time it became under capitalized; and (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

  Significantly undercapitalized depository institutions may be subject to a number of other requirements and restrictions, including orders to sell sufficient voting stock in order to become adequately capitalized, requirements to reduce total assets and orders to stop accepting deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator, generally within 90 days of the date such institution is determined to be critically undercapitalized.

  FDICIA also provides for increased funding of the FDIC insurance funds. The FDIC has adopted final rules implementing, for assessment periods commencing January 1, 1994, risk-based insurance premiums. Under the assessment system, each depository institution is assigned to one of nine risk classifications based upon certain capital and supervisory measures and, depending upon its classification, will be assessed premiums ranging from .23% to .31% of domestic deposits. In adopting the risk-based assessment system, the FDIC indicated that, if future conditions so warrant, it may reconsider certain aspects of the rate schedules and of the risk classification categories. In addition, the FDIC has authority to impose special assessments from time to time.

  FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance or the appointment of a receiver or conservator for the institution. FDICIA also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

INTERSTATE BANKING LEGISLATION

  The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 was enacted into law on September 29, 1994. The law provides that, among other things, substantially all state law barriers to the acquisition of banks by out-of-state bank holding companies will be eliminated effective on September 29, 1995. The law will also permit interstate branching by banks effective as of June 1, 1997, subject to the ability of states to opt-out completely or to set an earlier effective date.

SELECTED HISTORICAL FINANCIAL DATA

  The following tables set forth certain selected historical financial information for Citizens and certain selected consolidated historical financial information for Community. This data is derived from and should be read in conjunction with, and is qualified in its entirety by, the financial statements of Citizens and the consolidated financial statements of Community, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement.

                    THE CITIZENS' NATIONAL BANK OF ASHLAND

                                              FOR THE
                                      YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------
                           1995     1994     1993     1992     1991     1990
                          -------  -------  -------  -------  -------  -------
                           (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Total Assets............  $61,441  $61,576  $61,237  $62,318  $61,472  $58,281
Loans (net of unearned
 income and
 allowance for loan
 losses)................   26,359   26,323   25,817   26,796   28,981   30,095
Deposits................   51,256   51,861   51,975   53,363   52,958   49,795
Shareholders' Equity....    9,407    9,131    8,709    8,272    7,827    7,728
EARNINGS DATA:
Net interest income.....  $ 2,499  $ 2,641  $ 2,715  $ 2,803  $ 2,397  $ 2,172
Provision for loan loss-
 es.....................       16       50      230      175      470       25
Other income............      200      142      134      129      142      139
Other expense...........    2,181    1,727    1,682    1,702    1,481    1,400
Net income..............      389      832      847      845      489      738
PER SHARE DATA:
Net income..............  $ 19.45  $ 41.60  $ 42.35  $ 42.25  $ 24.45  $ 36.90
Cash dividends..........    20.50    20.50    20.50    20.00    19.50    19.50
Book value..............      470      457      435      414      391      386
Average shares outstand-
 ing....................   20,000   20,000   20,000   20,000   20,000   20,000
OTHER DATA:*
Return on equity (net
 income divided by aver-
 age equity)............     4.36%    9.17%    9.73%   10.44%    6.24%   13.25%
Return on assets (net
 income divided by aver-
 age total assets)......      .62%    1.34%    1.36%    1.36%    0.82%    1.26%
Equity-to-assets ratio
 (average equity divided
 by average total as-
 sets)..................    14.29%   14.62%   13.94%   13.26%   12.84%   12.84%
Dividend payout ratio
 (dividends declared di-
 vided by net income)...   105.51%   49.28%   48.41%   47.34%   79.75%   52.84%

--------
* Average balances for the years ended December 31, 1995, 1994 and 1993, are based on daily average account balances. Average balances for the years ended December 31, 1992, 1991 and 1990 are based on quarterly average account balances.

                             COMMUNITY BANKS, INC.

                                        FOR THE YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------------
                            1995       1994       1993       1992       1991       1990
                          ---------  ---------  ---------  ---------  ---------  ---------
                                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income.........  $  24,379  $  21,399  $  20,684  $  21,051  $  22,145  $  20,949
Interest expense........     10,198      8,489      9,009     10,053     12,392     12,473
Net interest income.....     14,181     12,910     11,675     10,998      9,753      8,476
Provision for credit
 losses.................        712        462        702        683        737        662
Net interest income af-
 ter provision for
 credit losses..........     13,469     12,448     10,973     10,315      9,016      7,814
                          ---------  ---------  ---------  ---------  ---------  ---------
Other operating income..      2,510      2,282      2,688      2,158      1,468      1,353
Other operating ex-
 penses.................     10,076      9,280      8,456      7,803      7,281      6,301
Income (loss) before in-
 come taxes and cumula-
 tive effect of account-
 ing changes............      5,903      5,450      5,205      4,670      3,203      2,866
Applicable income tax-
 es.....................      1,478      1,288      1,289      1,179        674        676
                          ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before cu-
 mulative effect of ac-
 counting changes.......      4,425      4,162      3,916      3,491      2,529      2,190
                          ---------  ---------  ---------  ---------  ---------  ---------
Cumulative effect of ac-
 counting change for
 post-retirement bene-
 fits...................        --         --         --         --         --         --
Cumulative effect of ac-
 counting change for in-
 come taxes.............        --         --         --         --         --         --
                          ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).......  $   4,425  $   4,162  $   3,916  $   3,491  $   2,529  $   2,190
                          =========  =========  =========  =========  =========  =========
PER SHARE DATA
Income (loss) before cu-
 mulative effect of ac-
 counting changes.......  $    2.15  $    2.03  $    1.92  $    1.73  $    1.27  $    1.09
Cumulative effect of ac-
 counting change for
 post-retirement bene-
 fits...................        --         --         --         --         --         --
Cumulative effect of ac-
 counting change for in-
 come taxes.............        --         --         --         --         --         --
                          ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).......  $    2.15  $    2.03  $    1.92  $    1.73  $    1.27  $    1.09
                          =========  =========  =========  =========  =========  =========
Dividends paid..........  $     .80  $     .70  $     .62  $     .54  $     .44  $     .44
Book value..............      18.03      14.99      14.64      13.33      12.11      11.22
Shares outstanding......  2,029,421  2,025,267  1,679,583  1,669,396  1,325,186  1,325,186
OTHER DATA
Total assets............  $ 320,381  $ 307,121  $ 284,723  $ 272,297  $ 246,560  $ 233,578
Total deposits..........    272,841    256,112    243,292    235,597    218,157    205,869
Total loans-net.........    202,705    180,201    158,195    149,052    150,111    144,790
Total equity............     36,593     30,352     29,503     26,703     24,261     22,472
KEY RATIOS
Return (loss) on average
 shareholders' equity...      13.10%     13.63%     13.85%     13.61%     10.81%      9.90%
Return on average total
 assets.................       1.41       1.40       1.41       1.36       1.05       1.00
Dividends declared to
 net income (loss)......      36.68      34.24      32.10      30.88      34.91      40.32
Average shareholders'
 equity to average total
 assets.................      10.76      10.23      10.16      10.01       9.70      10.14

UNAUDITED PRO FORMA SELECTED FINANCIAL DATA

  The following table sets forth unaudited pro forma selected financial data for Citizens and Community which gives effect to the Merger, accounted for as a pooling of interest, as if it had been consummated as of the beginning of each period presented. The pro forma selected data is not necessarily indicative of the results that would have been achieved had the transaction been consummated on such date and should not be construed as representative of future operations. This presentation is subject to the assumptions set forth in the notes to the Unaudited Pro Forma Condensed Financial Information appearing elsewhere in this Proxy Statement/Prospectus. The information presented should be read in conjunction with such pro forma financial statements, and the notes thereto, and the historical financial statements, including the notes thereto, of Citizens and Community incorporated by reference in this Proxy Statement/Prospectus or appearing elsewhere herein.

                                                    FOR THE YEAR ENDED
                                                       DECEMBER 31,
                                           -------------------------------------
                                               1995        1994        1993
                                           ------------ ----------- ------------
                                           (IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Total interest income....................  $     28,712 $    25,630 $    25,159
Total interest expense...................        12,032      10,079      10,769
                                           ------------ ----------- -----------
Net interest income before provision for
 loan losses.............................        16,680      15,551      14,390
Provision for loan losses................           728         512         932
                                           ------------ ----------- -----------
Net interest income after provision for
 loan losses.............................        15,952      15,039      13,458
Total non-interest income................         2,710       2,424       2,822
Total non-interest expense...............        12,257      11,007      10,138
                                           ------------ ----------- -----------
Income before income taxes...............         6,405       6,456       6,142
Provision for income taxes...............         1,591       1,462       1,454
                                           ------------ ----------- -----------
Income before effective accounting
 change..................................         4,814       4,994       4,688
Cumulative Effect of Change in accounting
 principal...............................           --          --           75
Net Income...............................  $      4,814 $     4,994 $     4,763
                                           ============ =========== ===========
PER SHARE DATA
Earnings Per Share.......................  $       1.83 $      1.90 $      1.82
                                           ============ =========== ===========
Weighted average number of shares out-
 standing................................  $  2,632,903   2,631,556   2,618,992
                                           ============ =========== ===========
OTHER DATA
Total Assets.............................  $    381,822
Total Deposits...........................       324,097
Total Loans-net..........................       229,064
Short-term borrowings....................         1,016
Total shareholders' equity...............        46,000

COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of Community and Citizens and unaudited pro forma combined per share data of Community and Citizens, based on the assumption that the Merger was effective at the beginning of each period. Such pro forma data is not necessarily indicative of results that would have been achieved had the Merger been consummated on such date.

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                 1995   1994     1993    1992
                                                ------ ------- -------- -------
COMMUNITY HISTORICAL
  Income per common share.....................  $ 2.15 $  2.03 $   1.92 $  1.72
  Dividends declared per common share.........     .80    0.70     0.62    0.54
  Book value per common share.................   18.03   14.99    14.64   13.29
CITIZENS HISTORICAL
  Income per common share.....................  $19.43 $ 41.60 $  42.35 $ 42.11
  Dividends declared per common share.........   20.50   20.50    20.50   19.93
  Book value per common share.................  470.35  457.00   435.00  412.63
PRO FORMA PER COMMUNITY COMMON SHARE
  Income per common share.....................  $ 1.83 $  1.90 $   1.82 $  1.65
  Dividends declared per common share.........     .77    0.70      .64     .54
  Book value per common share.................     --      --       --      --
PRO FORMA EQUIVALENT PER CITIZENS COMMON SHARE
 (1)
  Income per common share.....................  $52.89 $ 54.92 $  52.61 $ 47.69
  Dividends declared per common share.........   22.26   20.23    18.50   15.61
  Book value per common share.................     --      --       --      --

--------
(1) Pro Forma Equivalent amounts per share were calculated by taking the corresponding pro forma per share amounts for Community and multiplying that by the Conversion Factor of 28.904 shares of Community Common Stock for each 1 share of Citizens Common Stock. As explained in more detail herein, this Conversion Factor may be subject to adjustment.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma combined condensed financial statements assume a business combination between Community and Citizens that qualifies as a pooling of interests for financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Community and Citizens are carried forward to Community at their recorded amounts, income of Community includes income of Community and Citizens for the entire 1996 fiscal year, and the reported income of Community and Citizens for prior periods is combined and restated as income of Community. The pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Community and Citizens and should be read in conjunction with such historical financial statements and the notes thereto, which are incorporated by reference in this Proxy Statement. The unaudited pro forma combined condensed balance sheet data are presented as if the Merger occurred on the date thereof. The unaudited pro forma combined condensed statements of earnings data are presented as if the Merger occurred at the beginning of the earliest period presented.

  The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented with respect to the unaudited pro forma combined condensed statements of income or with respect to the pro forma combined condensed balance sheets, nor is it necessarily indicative of the future operating results or financial position of Community. The pro forma information does not give effect to any synergies that may occur due to the integration of Community's and Citizens' operations. Additionally, the unaudited pro forma financial information excludes nonrecurring costs and expenses associated with integrating the operations of the businesses.

  Certain material, nonrecurring adjustments may be recorded in conjunction with the Merger, but the amounts of these adjustments cannot be determined until Community reviews all facilities, operations and systems of Citizens and finalizes its plans with respect to integrating the businesses. The aggregate amount of these adjustments will include costs associated with consolidating operations and systems, severance pay for involuntary termination, early retirement and related employee benefits; conforming accounting practices; and expenses incurred in connection with the Merger. Community has not yet quantified any of these adjustments. The impact of these adjustments, except for conforming accounting principles, are expected to be recorded in 1996.

                             COMMUNITY AND CITIZENS

             PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               YEAR DECEMBER 31, 1995
                                      -----------------------------------------
                                                           PRO FORMA  PRO FORMA
                                      COMMUNITY  CITIZENS ADJUSTMENTS COMBINED
                                      ---------- -------- ----------- ---------
Total interest income................ $   24,379  $4,333              $  28,712
Total interest expense...............     10,198   1,834                 12,032
                                      ----------  ------    -------   ---------
  Net interest income before
   provision for loan losses.........     14,181   2,499                 16,680
Provision for loan losses............        712      16                    728
                                      ----------  ------    -------   ---------
  Net interest income after provision
   for loan losses...................     13,469   2,483                 15,952
Total non-interest income............      2,510     200                  2,710
Total non-interest expense...........     10,076   2,181                 12,257
                                      ----------  ------    -------   ---------
  Income before income taxes.........      5,903     502                  6,405
Provision for income taxes...........      1,478     113                  1,591
                                      ----------  ------    -------   ---------
  Net Income......................... $    4,425  $  389              $   4,814
                                      ==========  ======    =======   =========
Earnings per share................... $     2.15  $19.45              $    1.83
                                      ==========  ======    =======   =========
Weighted average number of shares
 outstanding......................... $2,054,822  20,000    558,081   2,632,903
                                      ==========  ======    =======   =========

                                                 YEAR DECEMBER 31, 1994
                                        ----------------------------------------
                                                            PRO FORMA  PRO FORMA
                                        COMMUNITY CITIZENS ADJUSTMENTS COMBINED
                                        --------- -------- ----------- ---------
Total interest income.................  $  21,399  $4,231              $  25,630
Total interest expense................  $   8,489   1,590                 10,079
                                        ---------  ------    -------   ---------
  Net interest income before provision
   for loan losses....................     12,910   2,641          0      15,551
Provision for loan losses.............        462      50                    512
                                        ---------  ------    -------   ---------
  Net interest income after provision
   for loan losses....................     12,448   2,591          0      15,039
Total non-interest income.............      2,282     142                  2,424
Total non-interest expense............      9,280   1,727                 11,007
                                        ---------  ------    -------   ---------
  Income before income taxes..........      5,450   1,006          0       6,456
Provision for income taxes............      1,288     174                  1,462
                                        ---------  ------    -------   ---------
  Net Income..........................  $   4,162  $  832    $     0   $   4,994
                                        =========  ======    =======   =========
Earnings per share....................  $    2.03  $41.60              $    1.90
                                        =========  ======    =======   =========
Weighted average number of shares out-
 standing.............................  2,053,475  20,000    558,081   2,631,556
                                        =========  ======    =======   =========

                                                 YEAR DECEMBER 31, 1993
                                        ----------------------------------------
                                                            PRO FORMA  PRO FORMA
                                        COMMUNITY CITIZENS ADJUSTMENTS COMBINED
                                        --------- -------- ----------- ---------
Total interest income.................  $  20,684  $4,475              $  25,159
Total interest expense................      9,009   1,760                 10,769
                                        ---------  ------   --------   ---------
  Net interest income before provision
   for loan losses....................     11,675   2,715          0      14,390
Provision for loan losses.............        702     230                    932
                                        ---------  ------   --------   ---------
  Net interest income after provision
   for loan losses....................     10,973   2,485          0      13,458
Total non-interest income.............      2,688     134                  2,822
Total non-interest expense............      8,456   1,682                 10,138
                                        ---------  ------   --------   ---------
  Income before income taxes..........      5,205     937          0       6,142
Provision for income taxes............      1,289     165                  1,454
                                        ---------  ------   --------   ---------
  Income before effect of accounting
   change.............................      3,916     772          0       4,688
Cumulative effect of change in ac-
 counting principle...................                 75                     75
                                        ---------  ------   --------   ---------
  Net Income..........................  $   3,916  $  847   $      0   $   4,763
                                        =========  ======   ========   =========
Earnings per share....................  $    1.92  $42.35              $    1.82
                                        =========  ======   ========   =========
Weighted average number of shares out-
 standing.............................  2,040,911  20,000   $558,081   2,618,992
                                        =========  ======   ========   =========

      See accompanying notes to unaudited pro forma financial information.

                             COMMUNITY AND CITIZENS

                              UNAUDITED PRO FORMA

                        COMBINED CONDENSED BALANCE SHEET

                            AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                             PRO FORMA  PRO FORMA
                                        COMMUNITY  CITIZENS ADJUSTMENTS COMBINED
                                        ---------  -------- ----------- ---------
ASSETS
Cash and due from banks...............  $ 13,419   $ 1,885              $ 15,304
Investment securities, held to maturi-
 ty...................................       --        --                    --
Investment securities, available for
 sale.................................    87,539    29,887               117,426
Loans, net............................   202,705    26,358               229,063
Premises and equipment, net...........     7,333       324                 7,657
Goodwill..............................     1,388       --                 1,3888
Other real estate owned...............       302       --                    302
Loans held for sale...................     2,206       --                  2,206
Federal Funds Sold....................       --      2,215                 2,215
Accrued interest receivable and other
 assets...............................     5,489       772              $  6,261
                                        --------   -------    ------    --------
  Total Assets........................  $320,381   $61,441    $    0    $381,822
                                        ========   =======    ======    ========
LIABILITIES
Deposits..............................   272,841    51,256               324,097
Short-term borrowings.................     1,016       --                  1,016
Long-term debt and capital notes......     7,000       --                  7,000
Accrued interest payable and other li-
 abilities............................     2,931       778                 3,709
                                        --------   -------    ------    --------
  Total Liabilities...................  $283,788   $52,034    $    0    $335,822
                                        ========   =======    ======    ========
STOCKHOLDERS' EQUITY
Preferred stock no par value..........       --        --                    --
Common stock..........................    10,160       400      (400)B
                                                               2,878 B    13,038
Surplus...............................     9,878     1,000    (1,000)B
                                                              (1,478)B     8,400
Retained Earnings.....................    15,241     7,710                22,951
Net unrealized loss on investment se-
 curities available
 for sale.............................     1,367       297                 1,664
Less: Treasury stock at cost..........       (53)      --                    (53)
                                        --------   -------    ------    --------
  Total Stockholders' Equity..........  $ 36,593   $ 9,407    $    0    $ 46,000
                                        --------   -------    ------    --------
  Total Liabilities and Stockholders'
   Equity.............................  $320,381   $61,441    $    0    $381,822
                                        ========   =======    ======    ========

      See accompanying notes to unaudited pro forma financial information.

                             COMMUNITY AND CITIZENS

                                   UNAUDITED

                           PRO FORMA CAPITAL SCHEDULE

                            AS OF DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                COMMUNITY     CITIZENS     PRO FORMA  PRO FORMA
                              DEC. 31, 1995 DEC. 31, 1995 ADJUSTMENTS COMBINED
                              ------------- ------------- ----------- ---------
Short-term borrowings.......     $ 1,016                               $ 1,016
Long-term debt and capital
 notes......................       7,000                                 7,000
Preferred stock, no par val-
 ue.........................
Common stock................      10,160          400         (400)B
                                                             2,878 B    13,038
Surplus.....................       9,878        1,000       (1,000)B
                                                            (1,478)B     8,400
Retained Earnings...........      15,241        7,710                   22,951
Net unrealized gain on in-
 vestment securities avail-
 able for sale..............       1,367          297                    1,664
Less: Treasury stock at
 cost.......................         (53)                                  (53)
                                 -------       ------       ------     -------
  Total stockholders'
   equity...................     $36,593       $9,407       $    0     $46,000
                                 =======       ======       ======     =======




      See accompanying notes to unaudited pro forma financial information.

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

NOTE 1. BASIS OF PRESENTATION

  Pursuant to the Merger, each share of Citizens Common Stock outstanding at the effective time was converted into 28.904 shares of Community Common Stock. The Merger was be accounted for under the pooling of interests method. Accordingly, recorded assets and liabilities are carried forward to the combined company at their historical values.

  The unaudited pro forma financial information does not give effect to any synergies that are expected to occur due to the integration of Citizens and Community operations. Additionally, the unaudited pro forma financial information, and the nonrecurring costs and expenses associated with integrating the operations of the businesses.

  Certain material, nonrecurring adjustments may be recorded in conjunction with the Merger, but the amounts of these adjustments cannot be determined until Community reviews all facilities, operations and systems of Citizens and finalizes its plans with respect to integrating the businesses. The aggregate amount of these adjustments may include costs associated with consolidating operations and systems; severance pay for involuntary termination, early retirement and related employee benefits; conforming accounting practices; and expenses incurred in connection with the Merger. Community has not yet quantified any of these adjustments. The impact of these adjustments, if any, is expected to be recorded in 1996.

  For consistency of presentation, certain amounts in the historical financial statements have been reclassified in the unaudited pro forma combined condensed financial statements.

NOTE 2. PRO FORMA ADJUSTMENTS

  A. Per Share Data

  The average number of shares of Community Common Stock outstanding during the periods presented and per common share and net earnings per common share have been adjusted for each period presented by multiplying the applicable number of shares of Citizens Common Stock by 28.904.

  B. Stockholder's equity

  The combined equity account of Community reflected the combination of the equity accounts for Community and Citizens. Shares of Community Common Stock have a par value of $5.00. Based on the exchange ratio discussed in Note 1 above, Community exchanged 578,081 shares of Community Common Stock and paid cash in lieu of the issuance of fractual shares for 20,000 of Citizens Common Stock.

                 CITIZENS' MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following pages of this Proxy Statement/Prospectus present management's discussion and analysis of the Citizens' National Bank of Ashland for 1993, 1994, and 1995.

RESULTS OF OPERATIONS

 Net Interest Income

  The largest source of Citizens' operating revenue is net interest income. For purposes of management's discussion and analysis, net interest income is adjusted to a tax equivalent basis. For purposes of calculating yields on tax exempt income, the taxable equivalent adjustment equates tax exempt interest rates to taxable interest rates as noted in Table 1.

  Net interest income is the income which remains after deducting from total income generated by earning assets the interest income attributive to the acquisition of funds required to support earning assets. Income from earning assets includes income from loans, investment securities and income from short term investments. The amount of interest income is dependent upon many factors including the volume of earning assets, general level of interest rates, the dynamics of the change of interest rates, and the volume of non-conforming loans. The cost of funds varies with the amount of funds necessary to support earning assets, the rates paid to attract and hold deposits, rates paid on borrowed funds, and the levels of non-interest bearing demand deposits and equity capital.

Table 1

    MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS

  INCOME AND RATES ON A TAX EQUIVALENT BASIS FOR THE YEARS ENDED DECEMBER 31,
                              1995, 1994, AND 1993
                             (DOLLARS IN THOUSANDS)

                                    1995                     1994                     1993
                          ------------------------ ------------------------ ------------------------
                                           AVERAGE                  AVERAGE                  AVERAGE
                                  INTEREST  RATES          INTEREST  RATES          INTEREST  RATES
                          AVERAGE INCOME/  EARNED/ AVERAGE INCOME/  EARNED/ AVERAGE INCOME/  EARNED/
                          BALANCE EXPENSE   PAID   BALANCE EXPENSE   PAID   BALANCE EXPENSE   PAID
                          ------- -------- ------- ------- -------- ------- ------- -------- -------
Assets:
 Federal funds sold.....    2,824     157    5.56%   1,963      98   4.99%    4,101     120   2.93%
 Investment securities:
 Taxable................   21,948   1,348    6.14%  21,747   1,249   5.74%   20,010   1,228   6.14%
 Non-taxable (1)........    8,549     755    8.83%   9,323     845   9.06%    8,786     830   9.45%
 Loans..................   26,081   2,330    8.93%  26,017   2,325   8.94%   26,363   2,578   9.78%
                          -------  ------   -----  -------  ------   ----   -------  ------   ----
  Total earning assets..  $59,402  $4,590    7.73% $59,050  $4,517   7.65%  $59,260  $4,756   8.03%
                          =======  ======   =====  =======  ======   ====   =======  ======   ====
Liabilities:
 Deposits:
 Savings................   22,282     537    2.41%  22,786     532   2.33%   22,682     564   2.49%
 Time...................   25,730   1,297    5.04%  25,017   1,058   4.23%   25,887   1,196   4.62%
                          -------  ------   -----  -------  ------   ----   -------  ------   ----
  Total Interest bearing
   liabilities..........  $48,012  $1,834    3.82% $47,803  $1,590   3.33%  $48,569  $1,760   3.62%
                          =======  ======   =====  =======  ======   ====   =======  ======   ====
 Net interest
  income/average earning
  assets................           $2,756   4.64 %          $2,927   4.96%           $2,996   5.06%
                                   ======   =====           ======   ====            ======   ====

--------
(1) For purposes of calculating yields on non-taxable investments, interest income has been adjusted to its taxable equivalent basis using a marginal tax rate at 34%.

  Net interest income for the year ended December 31, 1995 was $2,499,000 compared to $2,641,000 for the year ended December 31, 1994, a decrease of 5.4%. Also, net interest income for 1994 decreased approximately 2.7% compared to 1993. As shown in Table 1, the net interest margin has remained above 4.64% for the past three years, having decreased from 5.06% in 1993 to 4.64% for the year ended December 31, 1995. For the year ended December 31, 1995, average earning assets rose to $59,402,000 a 0.6% increase over 1994. This increase consisted of increases in federal funds sold of 43.9% or $861,000 and net loans of 0.2% or $64,000, offset by a decrease in investments of 1.9% or $573,000. For the year 1994 as compared to 1993, average earning assets decreased 0.4% or $210,000 to $59,050,000. This decrease resulted from decreases in federal funds sold of 52.1% or $2,138,000 and net loans of 1.3% or $346,000, offset by a 7.9% or $2,274,000 increase in investments. The yield on earning assets was 7.73%, 7.65%, and 8.03% for the years ended 1995, 1994, and 1993, respectively.

  Interest bearing liabilities averaged $48,012,000, $47,803,000, and $48,569,000 for the years 1995, 1994, and 1993, respectively. The weighted average cost of funds for the years 1995, 1994, and 1993 was 3.82%, 3.33%, and 3.62%, respectively. The net interest margin was 4.64%, 4.96%, and 5.06% for the years 1995, 1994, and 1993. The decline from 1993 to 1994 was principally attributable to rate changes with rates on earning assets decreasing more than rates on interest bearing liabilities. For the year ended December 31, 1995 compared to the year ended December 31, 1994, effective rates on interest earning assets increased to 7.73% from 7.65% while the cost of funds increased from approximately 3.33% to approximately 3.82% resulting in a decrease in the net interest margin of 0.32%.

Table 2

                          FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, 1993 AND
RATE/VOLUME ANALYSIS                              1992
--------------------      ----------------------------------------------------------
                            1995 VS. 1994       1994 VS. 1993       1993 VS. 1992
                          ------------------  ------------------  ------------------
                          VOLUME RATE  TOTAL  VOLUME RATE  TOTAL  VOLUME RATE  TOTAL
                          ------ ----  -----  ------ ----  -----  ------ ----  -----
                                         (DOLLARS IN THOUSANDS)
Increase (decrease) in
 interest income:
 Loans..................     8    ( 3)    5    ( 34) (219) (253)   (286) (103) (389)
 Investment securities
 Taxable................    12     87    99     106  ( 85)   21      90  (253) (163)
 Non-Taxable............   (69)  ( 21) ( 90)     50  ( 35)   15     104  ( 60)   44
 Federal funds sold.....    47     12    59    ( 63)   41  ( 22)   ( 27) ( 22) ( 49)
                           ---   ----  ----    ----  ----  ----    ----  ----  ----
  Total.................   ( 2)    75    73      59  (298) (239)   (119) (438) (557)
                           ---   ----  ----    ----  ----  ----    ----  ----  ----
Increase (decrease) in
 interest expense:
 Deposits
 Savings and interest
  bearing deposits......   (12)    17     5       3  ( 35) ( 32)      9  (168) (159)
 Time...................    31    208   239    ( 40) ( 98) (138)   ( 52) (272) (324)
                           ---   ----  ----    ----  ----  ----    ----  ----  ----
  Total deposits........    19    225   244    ( 37) (133) (170)   ( 43) (440) (483)
Increase (decrease) in
 effective interest
 differential...........   (21)  (150) (171)     96  (165) ( 69)   ( 76)    2  ( 74)
                           ===   ====  ====    ====  ====  ====    ====  ====  ====

  Table shows approximate effect on the effective interest differential of volume and rate changes for the years 1995, 1994 and 1993. The effect of a change in average volume has been determined by applying the average yield or rate in the earlier period to the change in average volume during the period. The effect of a change in rate has been determined by applying the change in rate during the period to the average volume of the prior period.

  Table 2 illustrates the effect on the effective interest differential from volume and rate changes. The table shows that the increase in the interest income for 1995 compared to 1994 was principally due to higher interest rates while the decreases for 1994 compared to 1993 and 1993 compared to 1992 were principally due to lower interest rates. Non-taxable investment securities have been adjusted to a tax equivalent basis using a tax rate of 34%. The change in interest expense for 1995 compared to 1994 was principally attributable to higher rates while the changes from 1993 to 1994 and 1992 to 1993 were attributable to lower interest rates.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

  Citizens' provision for loan losses is based on management's ongoing review and analysis of the loan portfolio. The purpose of the review is to assess loan quality, analyze delinquencies, ascertain loan growth, evaluate potential charge-offs and recoveries, and assess general economic conditions in its market. In addition, consideration is also given to examinations performed by the regulatory authorities and outside third parties.

Table 3

RECONCILIATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                                      YEAR ENDED DECEMBER 31
                                                      -------------------------
                                                       1995     1994     1993
                                                      -------  -------  -------
                                                      (DOLLARS IN THOUSANDS)
Balance at Beginning of period.......................     277  $   283  $   302
                                                      -------  -------  -------
Charge-offs:
  Real Estate loans..................................      10       69        7
  Commercial loans
  Consumer loans
  (installment loans)................................      70       97      356
  Other..............................................     --        20      --
                                                      -------  -------  -------
    Total charge-offs................................ $    80  $   186  $   363
Recoveries:                                                81      130      112
                                                      -------  -------  -------
  Real Estate loans..................................                         2
  Commercial loans
  Consumer loans
  (installment loans)................................      81      130      112
                                                      -------  -------  -------
    Total recoveries................................. $    81  $   130  $   114
Net charge-offs...................................... $    (1) $    56  $   249
Provision for possible loan losses...................      16       50      230
                                                      -------  -------  -------
Balance at end of period............................. $   294  $   277  $   283
                                                      =======  =======  =======
Ratio of net charge-offs during the period to
 average loans outstanding during the period.........     -0-     0.22%    0.94%
                                                      =======  =======  =======

  The provision for loan losses was $16,000 in 1995 compared to $50,000 in 1994 and $230,000 in 1993. Also, net charge-offs decreased from $249,000 in 1993 to $56,000 in 1994 and a net recovery of $1,000 in 1995. The ratio of net charge-offs in 1995, 1994, and 1993 to average loans outstanding approximated 0%,
 .22%, and .94% respectively. The allowance for loan losses at December 31, 1995, 1994, and 1993 was $294,000, $277,000, and $283,000, respectively.

Table 4

NON-PERFORMING ASSETS

                                                     YEAR ENDED DECEMBER 31
                                                     -------------------------
                                                      1995     1994     1993
                                                     -------  -------  -------
                                                     (DOLLARS IN THOUSANDS)
Non-accrual loans:
  Past due 90 or more days as to interest or
   principal:
    Residential real estate........................  $   311  $   388  $   398
    Commercial real estate.........................      --        25       37
                                                     -------  -------  -------
      Total non-performing loans...................      311      413      435
Other real estate owned............................      --       --        15
                                                     -------  -------  -------
Total non-performing assets........................  $   311  $   413  $   450
                                                     =======  =======  =======
Past due 90 days or more as to interest or princi-
 pal and still accruing interest...................  $   452  $   493  $   518
                                                     =======  =======  =======
Non-performing assets and loans past due 90 days or
 more and still accruing interest..................  $   763  $   906  $   968
                                                     =======  =======  =======
Non-performing assets as a percentage of total as-
 sets..............................................     0.51%    0.67%    0.73%
Non-performing loans as a percentage of total
 loans.............................................     1.18%    1.57%    1.68%
Allowance for possible loan losses as a percentage
 of total non-performing loans.....................    94.53%   67.07%   65.06%
Allowance for possible loan losses as a percentage
 of total loans....................................     1.12%    1.05%    1.10%

  Table 4 illustrates the level of non-performing assets along with loans contractually past 90 days and still accruing interest as of December 31, 1995, 1994 and 1993. The total non-performing assets at December 31, 1995 was $311,000 as compared to $413,000 and $450,000 as of December 31, 1994 and 1993,
respectively. Non-performing loans as a percentage of total loans decreased to 1.18% as of December 31, 1995 and the allowance for loan losses as a percentage of total loans approximated 1.12% as compared to 1.05% and 1.10% as of December 31, 1994 and 1993, respectively. Loans past due 90 days or more and still accruing interest totaled $452,000, $493,000 and $518,000 at December 31, 1995, 1994 and 1993 respectively.

Table 5

ALLOCATION OF THE ALLOWANCE FOR POSSIBLE LOAN LOSSES

                                                  DECEMBER 31
                                   -------------------------------------------
                                       1995           1994           1993
                                   -------------  -------------  -------------
                                   AMOUNT   %     AMOUNT   %     AMOUNT   %
                                   ------ ------  ------ ------  ------ ------
                                            (DOLLARS IN THOUSANDS)
Residential and real estate
 loans...........................   $155   52.72%  $138   49.82%  $147   51.94%
Commercial real estate and indus-
 trial loans.....................     26    8.84%    24    8.66%    32   11.31%
Consumer (installment) loans.....    113   38.44%   113   40.79%    92   32.51%
Other loans......................                     2    0.72%    12    4.24%
                                    ----  ------   ----  ------   ----  ------
                                    $294  100.00%  $277  100.00%  $283  100.00%
                                    ====  ======   ====  ======   ====  ======

  Real estate acquired through foreclosure is carried at the lower of the recorded amount of the loan for which the foreclosed property previously served as collateral or the current appraised value of the property. Prior to foreclosure, the recorded amount of the loans is written down, if necessary, to the appraised value of the real estate to be acquired by charging the allowance for possible loan losses. Subsequent to foreclosure, gains and losses on the sale of real estate acquired through foreclosure are reported in operating income and any devaluation determined as a result of periodic evaluations is charged to operating expense.

OTHER INCOME

  Non-interest income, recorded as other income, consists principally of service charges on deposit accounts, commissions, fees and other miscellaneous income. Other income as a percentage of net interest income and other income was 7.4%, 5.1%, and 4.7% for the years 1995, 1994, and 1993, respectively. Service charges on deposit accounts increased approximately 3.1% and 9.7% for the years 1995 compared to 1994 and 1994 compared to 1993. Service charges rose as the result of increased volumes in non-interest bearing accounts. A significant component of the increase in other income in 1995 was an increase in the cash surrender value of life insurance.

OTHER EXPENSE

  Non-interest expense is categorized into four groupings: salary and employee benefits, occupancy expenses, furniture and equipment and other expenses. Salary and employee benefits increased 13.4% in 1995 compared to 1994 and 7.7% in 1994 compared to 1993. Net occupancy expense increased 66.3% while furniture and equipment expense decreased 12.1% in 1995. Other expense increased 44.0% in 1995. Much of the increases in net occupancy expense and other expenses were attributable to costs associated with the merger with Community Banks, Inc.

  Salary and employee benefits increased 7.7% and 5.6% in 1994 and 1993 respectively. The increases were principally attributable to annual salary increases and increases in benefit costs along with the hiring of new employees. Other expenses decreased 7.5% from 1992 and 1993 and 2.8% from 1993 to 1994.

INCOME TAXES

  For the years ended December 31, 1995, 1994 and 1993, the effective tax rate was approximately 22.5%, 17.3% and 17.6%, respectively. The change in the effective tax rate reflects the level of tax-exempt interest income in relation to income before income taxes and a significant reduction in pre-tax income realized in 1995.

  In the first quarter of 1993 Citizens adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) and recognized the effect as a change in accounting in the statement of income.

  Under SFAS 109, Citizens recognizes deferred tax liabilities for taxable temporary differences and deferred tax assets for deductible temporary differences. Management believes that deferred tax assets recognized at December 31, 1995 will be realized in future tax returns. While the ultimate realization of tax assets is dependent on future taxable income, taxable income in prior carry-back years and future reversals of existing taxable temporary differences are sufficient to offset future reversals of deductible differences without implementing any tax strategies or assuming future taxable income.

 Financial Condition

INVESTMENT SECURITIES

  Effective January 1, 1994, Citizens adopted statement of financial accounting standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). This statement requires the segregation of investment securities into three categories, each having distinct accounting treatment; held to maturity, available for sale and held for sale. Citizens classified all of the investments as held to maturity at January 1, 1994. At December 31, 1995, Citizens reclassified all investment securities from held to maturity to available for sale resulting in an increase in shareholders' equity of $297,000 net of applicable income taxes. Citizens does not engage in trading activities.

  Citizens' investment policy is to purchase only high quality securities. Strategies employed address liquidity, capital adequacy and net interest margin considerations. Table 6 illustrates the maturities of these securities and their weighted average yields based upon amortized costs as of December 31, 1995. At December 31, 1995 Citizens held no securities of one issuer, other than U.S. Government obligations, where the aggregate book value exceeded 10% of stockholders' equity.

Table 6

Citizens National Bank of Ashland Maturity Distribution of Investments as of December 31, 1995

                          WITHIN 1   1-5     5-10                                             WEIGHTED
                            YEAR    YEARS    YEARS  AFTER 10 YEARS  TOTAL       AVG. MAT     AVG. YIELD
                          -------- -------  ------  -------------- -------  ---------------- ----------
U.S. Treasury...........   $3,510  $ 9,679     --         --       $13,189   1 year 8 months   6.419%
U.S. Government
 Agencies...............    1,775    6,554     --         --         8,329  2 years 6 months   6.337%
State and political
 subdivisions...........      --     2,090  $5,273        275        7,638  6 years 3 months   5.835%
Other...................      208      523     --         --           731  2 years 2 months    7.40%
                           ------  -------  ------       ----      -------
                           $5,493  $18,846  $5,273       $275      $29,887  3 years 3 months    6.27%
                           ======  =======  ======       ====      =======
Percentage of total.....    18.38%   63.06%  17.64%       .92%      100.00%
Weighted average yield..     5.50%    6.65%   5.70%      6.51%        6.27%

LOANS

  Table 7 presents the loans outstanding, by type of loan, as of December 31, 1995, 1994 and 1993. Loans receivable, net of unearned income on installment loans, increased $52,000 or 0.2% in 1995 and $501,000 or 1.9% in 1994. Real
estate mortgage loans increased $226,000 or 1.1% in 1995 and $1,225,000 or 6.2%, in 1994. The increases in real estate mortgages were offset by decreases in installment loans from 1993 through 1995 as management significantly reduced its acceptance of indirect paper from a local automobile dealer. Commercial and industrial loans increased $45,000 or 10.4% and $152,000 or 54.3% in 1995 and 1994, respectively.

Table 7

COMPOSITION OF LOAN PORTFOLIO

                                         YEAR ENDED DECEMBER 31,
                               ----------------------------------------------
                                    1995            1994            1993
                               --------------  --------------  --------------
                               AMOUNT    %     AMOUNT    %     AMOUNT    %
                               ------- ------  ------- ------  ------- ------
                                          (DOLLARS IN THOUSANDS)
Real estate loans............. $21,199  80.42% $20,973  79.67% $19,748  76.49%
Commercial and industrial.....     477   1.81%     432   1.64%     280   1.08%
Installment...................   5,502  20.87%   5,611  21.32%   6,584  25.50%
Other.........................      78    .30%     204   0.77%     221   0.86%
                               -------         -------         -------
  Total loans................. $27,256         $27,220         $26,833
Unearned income...............     603  -2.29%     619  -2.35%     733  -2.84%
Allowance for possible loan
 losses.......................     294  -1.11%     277  -1.05%     283  -1.10%
                               ------- ------  ------- ------  ------- ------
Net loan receivable........... $26,359 100.00% $26,324 100.00% $25,817 100.00%
                               ======= ======  ======= ======  ======= ======

DEPOSITS

  Table 8 presents a breakdown of the deposit portfolio composition as of December 31, 1995, 1994 and 1993. Citizens' deposit base is consumer oriented, consisting of savings accounts, money market accounts, time deposits, interest bearing demand accounts and non-interest bearing demand deposits. Citizens' deposit composition has historically consisted of time deposits, primarily certificates of deposits of various terms, and savings accounts. Total deposits decreased by $605,000 or 1.2% in 1995 and $114,000 or 0.2% in 1994. Time
deposits have historically approximately 48% to 50% of the total portfolio while savings deposits have approximated 22% to 24% of the portfolio.

Table 8

DEPOSIT PORTFOLIO COMPOSITION

                                            YEAR ENDED DECEMBER 31
                              --------------------------------------------------
                                    1995             1994             1993
                              ---------------- ---------------- ----------------
                                        % OF             % OF             % OF
                              BALANCE DEPOSITS BALANCE DEPOSITS BALANCE DEPOSITS
                              ------- -------- ------- -------- ------- --------
                                            (DOLLARS IN THOUSANDS)
Savings accounts............. $11,275   22.00% $12,301   23.72% $11,606   22.33%
Money market.................   4,482    8.75%   4,803    9.26%   5,387   10.36%
Regular checking.............   4,379    8.54%   4,313    8.32%   4,549    8.75%
Checking with interest.......   5,429   10.59%   5,313   10.24%   5,289   10.18%
Time.........................  25,691   50.12%  25,131   48.46%  25,144   48.38%
                              -------  ------  -------  ------  -------  ------
  Total deposits............. $51,256  100.00% $51,861  100.00% $51,975  100.00%

 Asset/Liability Management

  Liquidity and interest rate sensitivity are the key aspects of Citizens' asset/liability management strategy. The maintenance of adequate liquidity, the ability to meet the cash requirements of their customers and other financial commitments, is the fundamental aspect of Citizens' strategy. Citizens' policy is to diversify its funding resources to allow it to avoid undue concentration in any single financial market and also to avoid heavy funding requirements within a short period of time.


  Closely related to the management of liquidity is management of rate sensitivity which focuses on maintaining stability in the net interest margin. Interest rate sensitivity is the matching or mismatching of the maturity and rate structure of the interest bearing assets and liabilities. It is the objective of management to control the difference of the timing and rate changes for these assets and liabilities to preserve a satisfactory net interest margin.

Table 9

GAP ANALYSIS AS OF DECEMBER 31, 1995

                               LESS THAN  3 MONTHS-    1--5    OVER 5
                               3 MONTHS    1 YEAR     YEARS     YEARS    TOTAL
                               ---------  ---------  --------  -------  -------
                                          (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans......................     2,426   $    238   $  3,861  $19,833  $26,358
  Overnight deposits.........     2,215                                   2,215
  Investments................     1,353      4,462     18,524    5,548   29,887
                               --------   --------   --------  -------  -------
    Total interest-earning
     assets..................     5,994      4,700     22,385   25,381   58,460
    Non-interest-earning
     assets..................       --         --         --     2,981    2,981
                               --------   --------   --------  -------  -------
    Total Assets.............  $  5,994   $  4,700   $ 22,385  $28,362  $61,441
                               ========   ========   ========  =======  =======
Interest-bearing liabilities:
 Deposits:
  Savings and now............  $ 25,565        --         --       --   $25,565
  Time.......................     6,041      9,333      8,195    2,122   25,691
                               --------   --------   --------  -------  -------
    Total deposits...........    31,606      9,333      8,195    2,122   51,256
    Total interest-bearing
     liabilities.............    31,606      9,333      8,195    2,122   51,256
                               --------   --------   --------  -------  -------
Non-interest-bearing liabili-
 ties........................       --         --         --       778      778
Stockholders' equity.........       --         --         --     9,407    9,407
    Total liabilities and
stockholders' equity.........    31,606      9,333      8,195   12,307  $61,441
                               --------   --------   --------  -------  -------
Excess assets (liabilities)..  $(25,612)  $ (4,633)  $ 14,190  $25,462  $ 9,407
                               ========   ========   ========  =======  =======
    Total assets
Cumulative excess assets (li-
 abilities)..................  $(25,612)  $(30,245)  $(16,055) $ 9,407
                               ========   ========   ========  =======  =======
    Total assets
Cumulative ratio of interest-
 earning
assets/interest-bearing lia-
 bilities....................     18.96%     26.12%     67.32%  114.05%

  Table 9 illustrates Citizens' estimated interest rate sensitivity and periodic and cumulative gap positions as calculated as of December 31, 1995. An institution with more assets repricing than liabilities over a given timeframe is considered asset sensitive, and one with more liabilities repricing is considered liability sensitive. An asset sensitive institution will generally benefit from rising rates, and a liability institution will generally benefit from declining rates.

CAPITAL ADEQUACY

  At December 31, 1992, risk-adjusted capital requirements became fully implemented. The risk capital ratios, based upon guidelines adopted by bank regulators in 1989, focus on credit risk. Assets and certain off balance sheet items are segmented into 1 of 4 broad risk categories weighted to relative percentage of credit risk assigned by the regulatory authorities. Off balance sheet instruments are converted into a balance sheet credit equivalent before being assigned to 1 of the 4 risk-weighted categories.

  Capital elements are segmented into 2 tiers. Tier 1 capital represents shareholders equity reduced by excludable tangibles, while total capital represents Tier 1 capital plus the allowable portion of the allowance for loan losses. As of December 31, 1995, required Tier 1 capital, total capital and leverage ratios were 4%, 8% and 3-5%, respectively. As of December 31, 1995, 1994, and 1993, Citizens was in excess of these requirements.

                              BUSINESS OF CITIZENS

DESCRIPTION OF BUSINESS

  Citizens was a banking corporation organized in 1875 under the national banking laws and headquartered in Ashland, Pennsylvania. Citizens engaged in commercial banking authorized by the NBA. This involved accepting demand, time and savings deposits and granting loans (consumer, commercial, real estate and business) to individuals, corporations, partnerships, associations and municipalities and other governmental bodies. Citizens owned no subsidiaries.

  Citizens was not dependent on any one customer, and the loss of any customer or a few customers would not have had a material adverse effect upon it.

PROPERTIES

  As of December 31, 1995, Citizens had three banking offices. Its principal executive office, which it owned, was located at 735 Center Street, Ashland, Pennsylvania 17921, and the telephone number at such address was (717) 875-3221. Its other two branch offices were located at Hobart Street, Gordon, Pennsylvania 17936, and Main Street, Lavelle, Pennsylvania 17943.

LEGAL PROCEEDINGS

  On the effective date of the merger, there were no material proceedings to which Citizens or any of its directors or officers were a party. All legal proceedings then pending against Citizens involved routine litigation incidental to the business of Citizens and were either not material in respect to the amount in controversy or were fully covered by insurance.

                                    EXPERTS

COMMUNITY

  The consolidated balance sheets of Community as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this Proxy Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants to Community, given on the authority of that firm as experts in auditing and accounting.

CITIZENS

  The balance sheets of Citizens as of December 31, 1995 and 1994 and the related statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995 included in this Proxy Statement/Prospectus, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants to Citizens, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

  The legality of the Community Common Stock issued in connection with the Merger and the tax consequence of the Merger were passed upon by Mette, Evans & Woodside, Harrisburg, Pennsylvania, Legal Counsel to Community. Certain legal matters relating to Citizens were passed upon at the effective time of the Merger by Morgan, Lewis & Bockius LLP, Harrisburg, Pennsylvania, special counsel to Citizens.

                         RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  The Board of Directors has selected the firm of Coopers & Lybrand LLP, Harrisburg, Pennsylvania, as independent certified public accountants to audit the books, records and accounts of CBI and its subsidiaries for 1996. This firm audited CBI for 1995, has no material relationship with CBI or its subsidiaries and is considered to be well qualified. A representative of the firm is expected to be at the Annual Meeting of Shareholders. If the shareholders do not ratify the selection of this firm, the selection of another firm of independent certified public accountants will be considered by the Board of Directors.

                                 OTHER BUSINESS

  To transact any other matters connected with and incidental to the election of directors that may properly come before the Annual Meeting of Shareholders.

  Management, at present, knows of no other business except those items explained herein that may require the vote of the shareholders to be presented by or on behalf of CBI or its management at the meeting.

                            FORM 10-K ANNUAL REPORT

  SECURITIES AND EXCHANGE COMMISSION FORM 10-K ANNUAL REPORT IS AVAILABLE FREE OF CHARGE. IF YOU DESIRE A COPY OF THIS REPORT, FORWARD YOUR REQUEST TO:

TERRY L. BURROWS, EVP/CFO
COMMUNITY BANKS, INC.
P.O. BOX 350
MILLERSBURG, PENNSYLVANIA 17061

                                RETURN OF PROXY

  YOU ARE URGED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Patricia E. Hoch
                                           Secretary

Millersburg, Pennsylvania
March 18, 1996

                                  APPENDIX A

                         AGREEMENT AND PLAN OF MERGER
                                      OF
                    THE CITIZENS' NATIONAL BANK OF ASHLAND
                                 WITH AND INTO
                    COMMUNITY BANKS, NATIONAL ASSOCIATION,
                         A WHOLLY OWNED SUBSIDIARY OF
                             COMMUNITY BANKS, INC.

  THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), made and entered into this 5th day of July, 1995, by and among THE CITIZENS' NATIONAL BANK OF ASHLAND ("Citizens"), a national banking association having its headquarters at 735 Center Street, Ashland, Pennsylvania 17921; COMMUNITY BANKS, NATIONAL ASSOCIATION ("CBNA"), a national banking association having its headquarters at 150 Market Square, Millersburg, Pennsylvania 17061, and COMMUNITY BANKS, INC. ("Community"), a Pennsylvania business corporation having its corporate headquarters at 150 Market Square, Millersburg, Pennsylvania 17061.

  WHEREAS, the Boards of Directors of Citizens, CBNA, and Community deem it advisable and in the reasonable best interest of their respective shareholders that under and pursuant to the terms and conditions herein set forth Citizens be merged with and into CBNA (the "Merger"); and

  WHEREAS, this Agreement has been approved by the Board of Directors of each party hereto; and

  WHEREAS, the parties hereto desire to adopt this Agreement as a Plan of Reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, acting pursuant to resolutions of their respective Boards of Directors, and in accordance with the provisions of the National Bank Act and the laws of the Commonwealth of Pennsylvania, Citizens, CBNA, and Community do hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 Citizens shall be merged into CBNA upon the terms and provisions of this Agreement and under the Articles of Association and By-Laws of CBNA (subject to future alteration, amendment or repeal). The Merger shall be pursuant to the provisions of, and with the effect provided in, the National Bank Act and shall be expressly conditioned upon receipt of all necessary regulatory and corporate approvals.

  1.2 The name of the surviving national association shall be COMMUNITY BANKS, N.A. The Articles of Association and the Bylaws of the surviving national association shall be the Articles of Association and the Bylaws of CBNA in effect immediately prior to the Merger.

  1.3 The business of the surviving national association after the Effective Date of the Merger shall be a national banking association which shall be conducted by CBNA at its main office as then located and at its legally established branches including all branches and the main office of Citizens immediately prior to the Merger.

  1.4 At the Effective Date of the Merger, the separate existence of Citizens shall cease and CBNA, as the surviving entity, shall continue unaffected and unimpaired by the Merger and shall be liable for all of the liabilities of Citizens existing at the Effective Date.

  1.5 All assets, rights, privileges, immunities, powers, franchises and interests of Citizens in and to every type of property (real, personal and mixed) and chooses in action, as they exist as of the Effective Date, shall pass and be transferred to and vest in CBNA by virtue of the Merger on the Effective Date without any deed, conveyance or other transfer; the separate existence of Citizens shall cease and the existence of CBNA as the surviving national association and as a national association organized under the National Bank Act shall continue unaffected and unimpaired by the Merger; and CBNA shall be deemed to be the same Association as Citizens and shall be subject to all of its duties and liabilities of every kind and description.

  CBNA, upon the Merger and without any order of other action on the part of any court or otherwise, shall possess, hold and enjoy all rights, privileges, immunities, franchises and interests, both as a public nature and as a private nature, in the same manner and to the same extent as such rights, privileges, immunities, franchises and interests were possessed, held or enjoyed by Citizens as of the Effective Date. All property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other chooses in action, and all and every other interest, of or belonging to or due to Citizens, shall be taken and deemed to be transferred to and vested in CBNA without further act or deed. The title to any real estate, or any interest therein, vested in Citizens shall not revert or be in any way impaired by reason of the Merger.

  1.6 CBNA shall be responsible and liable for all the liabilities and obligations of Citizens and any claim existing or action or proceeding pending by or against Citizens may be prosecuted as if the Merger had not taken place, or CBNA may be substituted in its place. Neither the rights of creditors nor any liens upon the property of Citizens shall be impaired by reason of the Merger.

  1.7 The shares of capital stock of CBNA issued and outstanding immediately prior to the Effective Date shall at the Effective Date continue to be issued and outstanding.

                                  ARTICLE II

               Conversion and Exchange of Citizens Common Stock

  2.1 At the Effective Date of the Merger, by virtue of the Merger and without any action on the part of any holder thereof:

    (a) Each share of Citizens' Common Stock issued and outstanding immediately prior to the Effective Date of the Merger, except for (i) Perfected Dissenting Shares (as defined in Section 2.4) and (ii) shares of Citizens' Common Stock held and beneficially owned by Community or any Community subsidiary (other than shares of Citizens' Common Stock held in a fiduciary or similar capacity on behalf of others) which shall be canceled by virtue of the Merger, shall automatically be converted into 29.333 shares (the "Conversion Factor") of common stock, $5.00 par value, of Community ("Community Common Stock"), subject to the following adjustments:

      (1) If the Market Value Per Share of Community (as defined below) as of the close of business on the fifth (5th) trading date preceding the Effective Date of the Merger is less than $26.25 per share, then the Conversion Factor shall be increased to the number obtained by dividing $770.00 by the Market Value Per Share of Community; provided, however, that in no event shall the Conversion Factor be greater than 31.206.

      (2) If the Market Value Per Share of Community (as defined below) as of the close of business on the fifth (5th) trading date preceding the Effective Date of the Merger is more than $26.25 per share, then the Conversion Factor shall be decreased to the number obtained by dividing $770.00 by the Market Value Per Share of Community; provided, however, that in no event shall the Conversion Factor be less than 27.673.

    For purposes of this Agreement, "Market Value Per Share" shall mean with respect to a calculation date the average of the closing sales price of Community Common Stock as reported by the NASDAQ NMS for the thirty (30) consecutive trading days ending on and including the date as of which the Market Value Per Share is to be calculated. In addition, if the sum of the total number of shares of Citizens' Common Stock outstanding at the Effective Date exceeds 20,000, then the Conversion Factor shall be reduced to the number obtained by multiplying the Conversion Factor times a fraction the numerator of which shall be 20,000 and the denominator of which shall be the total number of shares of Citizens' Common Stock outstanding at the Effective Date.

    (b) Each share of Citizens Common Stock which, immediately prior to the Effective Date of the Merger, was issued and held in the treasury of Citizens, if any, will be canceled and retired.

    (c) No Perfected Dissenting Shares will be converted into Community Common Stock under this Section 2.1, but such Perfected Dissenting Shares will be subject to the provisions of Section 2.4.

    (d) Each authorized but unissued share of Citizens' Common Stock will cease to exist.

    (e) Each share of Community Common Stock issued and outstanding shall remain issued and outstanding.

  2.2 Neither certificates nor scrip for fractional interests in Community Common Stock will be issued, but in lieu thereof each holder of shares of Citizens Common Stock who would otherwise have been entitled to a fraction of a share of Community Common Stock will be paid an amount in cash equal to such fraction multiplied by the Market Value Per Share of Community as of the close of business of the fifth (5th) trading date preceding the Effective Date of the Merger.

  2.3 As soon as practicable after the Effective Date of the Merger, holders of shares of Citizens' Common Stock shall be furnished a form letter of transmittal for the tender of their shares to an Exchange Agent appointed by Community, to be exchanged for new certificates for the appropriate number of shares of Community Common Stock. Community shall be required to issue Community Common Stock only upon the actual surrender of Citizens shares and will require an indemnity agreement or a bond from any Citizens' shareholder who is unable to surrender his or her certificate by reason of loss, theft or destruction of the certificate.

  2.4 Each outstanding share of Citizens' Common Stock, the holder of which has timely made a written request to CBNA accompanied by the surrender of his stock certificates pursuant to Section 215a(b) of the National Bank Act (12 U.S.C. (S)215a(b)), is herein called a "Dissenting Share." Dissenting Shares, the holders of which have not effectively withdrawn or lost (for failure to timely file a demand for appraisal of their shares or otherwise) their dissenters' rights under Section 215a of the National Bank Act ("Perfected Dissenting Shares"), shall not be converted pursuant to Section 2.1 hereof, but the holders thereof shall be entitled only to such rights as are granted by Section 215a of the National Bank Act. Each holder of Dissenting Shares who becomes entitled to payment for his Citizens Common Stock pursuant to the provisions of Section 215a of the National Bank Act shall receive payment therefor from Community but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions.

  2.5(a) As of the Effective Date of the Merger, Community will issue and will deliver to the Exchange Agent certificates representing a sufficient number of shares of Community Common Stock issuable in the Merger and a sufficient amount of cash in lieu of fractional shares payable in the Merger.

  (b) Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of Citizens' Common Stock ("Old Certificates"), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, promptly after the Effective Date of the Merger, deliver to each holder of such surrendered Old Certificates new certificates representing the appropriate number of shares of Community Common Stock ("New Certificates") together with checks for payment of cash in lieu of fractional interests to be issued in respect of the Old Certificates.

  (c) Until Old Certificates have been surrendered and exchanged as herein provided for New Certificates, each outstanding Old Certificate shall be deemed, for all corporate purposes of Community, to be the number of whole shares of Community Common Stock into which the number of shares of Citizens' Common Stock shown thereon have been converted. At the option of Community, no dividends or other distributions which are declared on Community Common Stock will be paid to persons otherwise entitled to receive the same until the Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Date of the Merger, will be paid to such persons in accordance with the terms of such Community Common Stock. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

  2.6 The Conversion Factor shall be subject to adjustment (in addition to any adjustment required by Section 2.1(a) hereof) from time to time as follows:

    (a) Whenever, subsequent to the date hereof but prior to the Effective Date of the Merger, (i) a record date occurs for the purpose of determining the holders of Community Common Stock entitled to receive a dividend declared payable in shares of Community Common Stock, (ii) Community subdivides the outstanding shares of Community Common Stock, (iii) Community combines the outstanding shares of Community Common Stock into a smaller number of shares, or (iv) Community issues by reclassification of its shares of Community Common Stock any shares of stock of Community (all shares so issued being included in the "Community Common Stock" as used in this Section 2.6), the Conversion Factor shall be adjusted so that each share of Citizens' Common Stock shall under Section 2.1(a) thereafter be convertible into and exchangeable for the number of shares of Community Common Stock which the shares of Citizens' Common Stock would have represented had such shares of Citizens' Common Stock been converted into and exchanged for shares of Community Common Stock prior to the happening of such event and such Community Common Stock had been entitled to the benefit of the happening of such event.

                                  ARTICLE III

                      Board of Directors and Officers of
                              Community and CBNA

  3.1 From and after the Effective Date, the Board of Directors of Community and CBNA shall consist of the persons who were then members of the Board of Directors of Community and CBNA and Dean N. Paul, who will be appointed to the Board of Directors of CBNA and the Schuylkill Advisory Board to hold office until the next annual meeting of the shareholders of CBNA.

  In addition thereto CBNA shall appoint two (2) additional members of Citizens' Board of Directors to CBNA's Schuylkill Advisory Board.

  3.2 From and after the Effective Date, the officers of CBNA shall be those persons who were then officers of Community and CBNA and such other officers as the Community or CBNA Board of Directors may appoint. Such officers shall hold office until such time as their successors have been elected or appointed and have qualified, unless sooner removed, resigned, disqualified or deceased.

                                  ARTICLE IV

                             Amendment and Waiver

  4.1 This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of Citizens; provided, however, that after such approval by the shareholders of Citizens no such amendment, without further shareholder approval, shall reduce the amount or change the form of the consideration to be delivered to the shareholders of Citizens as contemplated by this Agreement or alter or change any of the terms or conditions of this Agreement if such alteration or change would materially adversely affect the shareholders of Citizens. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  4.2 Any of the terms or conditions of this Agreement may be waived at any time by whichever of the parties is, or the shareholders of which are, entitled to the benefit thereof, in the case of a party, by action taken by the Board of Directors of such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, covenant, representation or warranty.

                                   ARTICLE V

                        Representations and Warranties

  5.1 Representations and Warranties of Citizens. Citizens represents and warrants to Community that:

  (a) Citizens is a national banking association that is duly organized, validly existing and in good standing under the laws of the United States. Citizens is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and is a member of the Federal Reserve System.

  (b) The copies of the Articles of Association and the Bylaws of Citizens delivered to Community and which are included in Schedule I attached hereto and made a part hereof by reference thereto are complete and accurate copies thereof as in effect on the date hereof. The minute books of Citizens which have been made available for inspection by Community contain a complete and accurate record of all meetings of Citizens.

  (c) Citizens (i) has corporate power to own its properties and to conduct its business as currently conducted, (ii) has substantially complied with, and is not in default in any material respect under, any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including regulatory minimum capital requirements, the non-compliance with which or the default under which in the aggregate would materially adversely affect the business of Citizens, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, and
(iv) has all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities, which are necessary to the business or operations of Citizens, the non-receipt of which would in the aggregate materially adversely affect the business of Citizens.

  (d) The authorized capital stock of Citizens consists of 20,000 shares of Citizens Common Stock, par value $20.00 per share, of which 20,000 shares are validly authorized, issued and outstanding, fully paid and nonassessable as of the date of this Agreement. As of the date hereof there are outstanding no subscriptions, options, warrants, calls or rights or other agreements or commitments of any kind obligating Citizens to issue or dispose of any securities of Citizens or securities of Citizens convertible into any shares of Citizens' Common Stock. From December 31, 1994 to the date hereof, no dividends or other distributions (including, without limitation, any stock dividend or distribution) have been declared, set aside or paid to the holders of Citizens Common Stock except those permitted under Section 6.2(a)(3) below.

  (e) Except as disclosed in Schedule I, Citizens does not own, directly or indirectly, any equity interest in any bank, corporation, general partnership, limited partnership or other equity, except in a fiduciary capacity.

  (f) (1) Citizens has delivered to Community a copy of the following financial statements, each of which (including any related notes and schedules) is included in Schedule I and presents fairly the consolidated financial condition and results of operations of Citizens, at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. (It being understood that Citizens' interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of Citizens, necessary for a fair presentation of such financial statements:

    (A) Balance Sheet (the "Citizens' 1994 Balance Sheet"), Statement of Income, Statement of Stockholders' Equity and Statement of Cash Flows, together with notes thereto, at December 31, 1994, and for the twelve months then ended, certified by Coopers & Lybrand;

    (B) Balance Sheets, Statements of Income, Statements of Stockholders' Equity and Statements of Cash Flows, together with notes thereto, at December 31, 1993 and 1992, and for the years then ended, certified by Coopers & Lybrand.

  (2) Citizens has provided Community with copies of all financial statements, proxy statements, reports and other documents issued to its shareholders after December 31, 1994 which are included in Schedule I and will provide Community with copies of such statements, reports, and documents issued after the date hereof, but on or prior to the Effective Date, and all reports and other documents filed by it with any federal and or state authority during such period, and Citizens shall make available for inspection by officials or representatives of Community all financial statements prepared by Citizens and examined by Coopers & Lybrand.

    (i) (1) Citizens has delivered to Community copies of:

      (A) its Annual Report to Shareholders for the years ended December 31, 1994 and 1993;

      (B) all other periodic reports filed by Citizens with the Federal Reserve Board, the FDIC, or the Comptroller of the Currency since January 1, 1994; and

      (C) all proxy statements and other written materials furnished to Citizens' shareholders since January 1, 1993;

true and correct copies of which are included in Schedule I.

  (2) No statement contained in any of the documents referred to in Section 5.1(h)(1), or to be contained in any financial statement, proxy statement, report, document or other written materials provided or to be provided to Community as required by Section 5.1(g), as of the date of such document or other materials, contained, or as to documents or other materials to be delivered after the date hereof will contain, any untrue statement of material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date.

  (j) (1) Citizens has timely filed all federal, state, county and local returns in respect of taxes, including, without limitation, estimated tax returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Act returns, and all other reports or other information required or requested to be filed by it, and each such return, report or other information is complete and accurate in all material respects. Citizens has paid the amounts shown as owing on such returns (collectively, "Taxes"). No waivers of statutes of limitations, and no agreement relating to assessment or collection, are in effect in respect of any Taxes. Except as disclosed in Schedule I, there are no claims pending against Citizens for the alleged deficiency in the payment of any Taxes, and Citizens does not know of any pending or threatened audits, investigations or claims for unpaid Taxes or relating to any liability in respect of Taxes.

  (2) Citizens has heretofore delivered to Community copies of its United States federal and Pennsylvania tax returns for the fiscal years ended December 31, 1994 and 1993, true and correct copies of which are included in
Schedule I.

  (3) To the extent required by generally accepted accounting principles, the provision for current taxes payable reflected in "Other Liabilities" in the Citizens' 1994 Balance Sheet, as of the date hereof and as of the Effective Date, is and will be adequate to cover (A) all or substantially all accrued and unpaid taxes of Citizens, whether or not disputed, for the period ended December 31, 1994, and for all prior periods, and (B) all or substantially all Taxes that may become due and payable by Citizens in future periods (i) in respect of transactions, sales or services occurring or performed on or prior to December 31, 1994, which by virtue of tax or accounting treatment will not be included in income until subsequent to such date, or (ii) in respect of deductions, costs or other allowances taken for federal income tax purposes which Citizens' auditors have reason to believe are likely to be disallowed by the Internal Revenue Service if audited by such Service. The provision for applicable taxes stated on the consolidated books of Citizens as of the date hereof and as of the Effective Date, is and will be adequate to cover (A) all accrued and unpaid federal, state, county and local taxes of Citizens, whether or not disputed, for the period ended on the date hereof or on the Effective Date, as the case may be, and for all prior periods, and (B) all federal, state, county and local Taxes that may become due and payable by Citizens in future periods (i) in respect of such transactions, sales or services occurring or performed on or prior to the date hereof or the Effective Date, as the case may be, which by virtue of tax or accounting treatment will not be included in income until subsequent to such dates, or (ii) in respect of deductions, costs or other allowances taken for federal income tax purposes which Citizens' auditors have reason to believe are likely to be disallowed by the Internal Revenue Service if audited by such Service.

  (4) No consent has been filed relating to Citizens pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

  (k) Since December 31, 1994, (1) there has been no material adverse change in the business or financial condition of Citizens, and (2) except as set forth in Schedule I, no event described in Section 6.2(a) has occurred.

  (l) (1) Except as disclosed in Schedule I, Citizens has good and marketable title, free and clear of all liens and encumbrances, and the right of possession subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in Citizens' 1994 Balance Sheet or purported to have been acquired by it since the date thereof (except property held as lessee under leases and disclosed in writing prior to the date hereof and except real or personal property sold or otherwise disposed of since December 31, 1994, in the Ordinary Course of Business (as defined in Section 6.2(a)(5) hereof), except liens for taxes or assessments not delinquent, pledges to secure deposits, repurchase agreements in the Ordinary Course of Business and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property or as reflected in Citizens' 1994 Balance Sheet or as currently shown on the books and records of it and which do not interfere with or impair its present and continued use. All real properties owned or leased by Citizens which are material to the business, operations or financial condition of Citizens are in substantially good operating condition and repair (ordinary wear and tear expected).

  (2) All properties held by Citizens under leases are held by it under valid, binding and enforceable leases (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity), with such exceptions as are not material and do not interfere with the conduct of its business, as the case may be, and it enjoys quiet and peaceful possession of such leased properties. Citizens is not in default in any material respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

  (m) Except as specifically disclosed in Schedule I, and other than loans in the Ordinary Course of Business, time deposits and leases of less than two years duration on which less than $5,000 in annual rental is payable, Citizens is not a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by it or more than $25,000 and which is made for a fixed period expiring more than one year from the date hereof, and Citizens is not a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed in
Schedule I pursuant to this Section 5.1(m) are valid, binding and enforceable (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity) and no breach or default (and no condition which, with notice or passage of time, could become a breach or default) exists with respect thereto, except such as in the aggregate are not material to the business or financial condition of Citizens.

  (n) Except as specifically disclosed in Schedule I, as of December 31, 1994, there are no commercial, commercial real estate or residential real estate loans of Citizens in excess of $25,000 that have been classified by any financial institution examiner as "Other Loans Especially Mentioned," "Special Mention," "Substandard," "Doubtful" or "Loss" or internally classified in a similar or comparable category. Except as specifically disclosed in Schedule I, as of December 31, 1994, there are no consumer loans that are delinquent more than thirty (30) days as to payment of principal and interest. Except as specifically disclosed in Schedule I, as of December 31, 1994, the reserve for loan losses in Citizens' 1994 Balance Sheet is adequate under the requirements of generally accepted accounting principles and standard banking practice to provide for possible losses on outstanding loans, net of recoveries. Except as disclosed in the notes to the Audited Consolidated Financial Statements for the year ended December 31, 1994, or as disclosed in Schedule I, there are no loans or loan commitments outstanding to executive officers or directors of Citizens, including their immediate families and entities with which they are associated. All such loans and commitments to loan were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features and, except as disclosed in Schedule I, none of such loans and commitments to related parties disclosed in said Audited Financial Statements or in writing to Community are delinquent in payment of principal or interest.

  (o) Except for pledges to secure public and trust deposits, repurchase agreements in the Ordinary Course of Business, and other pledges required by laws, none of the investments reflected in Citizens' 1994 Balance Sheet under the heading "Investment Securities," and none of the investments made since December 31, 1994, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Citizens freely to dispose of such investment at any time.

  (p) Except as otherwise identified and disclosed in Schedule I, Citizens has no pension, retirement, stock purchase, stock bonus, savings, or profit sharing plan, any deferred compensation, consultant, bonus, life insurance, death or survivor benefit health insurance, sickness, disability, medical, surgical, hospital, severance, layoff, or vacation plan or group insurance contract, or any other incentive, welfare, or employee benefit plan or arrangement ("Benefit Plans"). With respect to each qualified retirement plan and other Benefit Plans, included in Schedule I is an accurate and complete copy of (a) the most recent plan documents, (b) the most recent annual report filed with the United States Department of Labor and the Internal Revenue Service, (c) the most recent financial and actuarial reports, (d) the most recently issued Internal Revenue Service rulings or determination letters, and
(e) all notices to the Pension Benefit Guaranty Corporation of "Reportable Events" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"). As of January 1, 1995, all accrued contributions and other payments to be made under each qualified retirement plan for such purpose have been set aside therefor. Citizens has no contracts or other agreements with any member of management or any management or consultation agreement not terminable at will by it without liability, and no such contract or agreement has been requested by or is under discussion by management with any group or employees, any member of management or any other person.

  (q) Except as specifically disclosed in Schedule I, there are no actions, suits, investigations or proceedings instituted, pending or, to the knowledge of Citizens, threatened against Citizens before any court, any arbitrator of any kind or any government agency (including any bank regulatory authority), and Citizens is not subject to any potential adverse claim, the outcome of which could involve the payment by Citizens of an amount in excess of $25,000 or, which could materially affect Citizens or its business or property or the transactions contemplated hereby. Citizens has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act or before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance, any Human Relations Commission or any other federal, state or local government agency.

  (r) (1) The execution and delivery of this Agreement has been duly authorized by the Board of Directors of Citizens and, when the Merger has been duly approved by the affirmative vote of the shareholders of Citizens owning at least two-thirds ( 2/3) of its capital stock outstanding at a meeting of shareholders duly called and held in accordance with the provisions of Section 215(a) of the National Bank Act, this Agreement shall be duly and validly authorized by all necessary action on the part of Citizens.

  (2) This Agreement has been duly executed and delivered by Citizens and (assuming due execution and delivery by Community) constitutes, and, upon its execution and delivery shall constitute, a valid, binding and enforceable obligation of Citizens, subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of National Banking Associations,
(ii) laws relating to the safety and soundness of depository institutions and their holding companies, and (iii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

  (3) The execution and delivery by Citizens of this Agreement and the consummation of the transactions herein contemplated do not violate any provision of the Articles of Association or Bylaws of Citizens, any provisions of federal or state law or any governmental rule or regulation (assuming the receipt of the Government Approvals, the receipt of the requisite Citizens shareholder approval referred to in Section 5.1(r)(1), and the accuracy of the representations of Community set forth in Sections 5.2(f) and (g)), and do not require any consent of any person under, conflict with or result in a breach of or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Citizens is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which it is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of its properties or assets.

  (s) Except for Berwind Financial Group, L.P., which will be entitled to a fee to be paid by Citizens for rendering a fairness opinion and for other services related to the Merger, no broker, agent, finder, consultant or other party (other than legal and accounting advisors) has been retained by Citizens or is entitled to be paid based upon any agreements, arrangements or understandings made by Citizens in connection with any of the transactions contemplated by this Agreement.

  (t) Citizens is, and continuously since at least January 1, 1992 has been, insured with reputable insurers against all risks normally insured against by financial institutions, and all of the insurance policies or bonds maintained by it are in full force and effect. Citizens is not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

  (u) Citizens is not in violation of, and has not received notice of a potential of actual violation of, any applicable federal, state or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, properties or financial condition of Citizens.

  Except as disclosed in Schedule I improvements on any real estate owned or leased by Citizens do not contain friable asbestos or substances containing asbestos and deemed hazardous by any federal, state or local laws, regulations or orders respecting such materials. Citizens does not know of any liability or class of liability of Citizens under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C.
Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

  (v) The information pertaining to Citizens, which has been or will be furnished to Community by or on behalf of Citizens for inclusion in the Community Registration Statement, the Prospectus or the Proxy Statement (each as hereinafter defined in Section 7.1 hereof), or in the applications to be filed to obtain the Government Approvals (the "Applications"), will contain no untrue statement of any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that information as of a later date shall be deemed to modify the information as of an earlier date. All financial statements of Citizens included in the Prospectus or the Proxy Statement will present fairly the consolidated financial condition and results of operations of Citizens at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements. Citizens shall promptly advise Community in writing if prior to the Effective Date it shall obtain knowledge of any facts that would make it necessary to amend the Community Registration Statement, the Proxy Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

  (w) No representation or warranty by Citizens and no statement by Citizens in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement, shall contain any untrue statement of a material fact or omit to state any material fact necessary to make such representation, warranty or statement not misleading to Community; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

  5.2 Representations, Warranties and Covenants of Community. Community, for itself and on behalf of each of its bank and non-bank subsidiaries, represents and warrants to Citizens that:

    (a) Community is a corporation duly incorporated, validly existing and in good standing under the Pennsylvania Business Corporation Law (BCL), and is a registered bank holding company under the Bank Holding Company Act of 1956 as amended (the "BHC Act"). Community has corporate power to own its properties and to conduct its business as currently conducted, and Community has corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof to be carried out by it, subject to receipt of Government Approvals. As of the date hereof, the authorized capital stock of Community consists of 5,000,000 shares of Community Common Stock, $5.00 par value, of which 2,028,985 shares are validly authorized, issued and outstanding, fully paid and nonassessable, and 2,651 shares were held as treasury shares, and 500,000 shares of preferred stock of which no shares have been issued. The outstanding Community Common Stock has been duly and validly registered pursuant to Section 12(g) of the 1934 Act, which registration is in full force and effect. As of the date hereof, there are outstanding no subscriptions, options, warrants, calls or rights or other agreements or commitments of any kind obligating Community to issue or dispose of any securities of Community or securities of Community convertible into any shares of Community Common Stock or preferred stock, other than options to purchase shares pursuant to the Community Long Term Incentive Plan as amended and the Community Dividend Reinvestment Plan.

    (b) Community Banks, Inc. owns 100% of the issued and outstanding shares of the following corporations: Community Banks, N.A.; Community Banks Life Insurance Company, Inc.; and Community Bank Investments, Inc. UDNB Investments, Inc. is a direct subsidiary of Community Banks, N.A. Community Banks, Inc. owns 100% of the issued and outstanding shares of Community Banks, N.A., Community Banks Life Insurance Company, Inc., and Community Bank Investment, Inc., and Community Banks, N.A. owns 100% of the issued and outstanding shares of UDNB Investments, Inc. free and clear of any liens, claims, security interests, encumbrances, charges, restrictions, or rights of third parties of any kind whatsoever. Community Bank Investments, Inc.; Community Banks, N.A.; UDNB Investments, Inc.; and Community Banks Life Insurance Company, Inc. are collectively referred to herein as the "Subsidiaries".

    (c) CBNA is a national banking association that is duly organized, validly existing, and in good standing under the laws of the United States. Community Banks, N.A. is an "Insured Depository Institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and is a member of the Federal Reserve System. Community Banks Life Insurance Company, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona. Community Bank

  Investment, Inc., and UDNB Investments, Inc. are corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

    (d) The copies of the Articles of Incorporation, Articles of Association, and By-Laws of Community and its subsidiaries heretofore delivered to Citizens and which are included in Schedule II attached hereto and made a part hereof and incorporated herein by reference thereto are complete and accurate copies thereof as in effect on the date hereof. The minute books of Community and its subsidiaries which have been made available for inspection by Citizens contain a complete and accurate record of all meetings of said corporations.

    (e) Community and its subsidiaries (i) have corporate power to own their respective properties and to conduct their respective businesses as currently conducted, (ii) have substantially complied with, and are not in default in any material respect under, any laws, regulations, ordinances, orders or decrees applicable to the conduct of their businesses and the ownership of their respective properties, the non-compliance with which or the default under which in the aggregate would materially adversely affect their businesses on a consolidated basis, (iii) have not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, and (iv) have all approvals, authorizations, consents, licenses, clearances and orders of, and have currently effective all registrations with, all governmental and regulatory authorities, which are necessary to the business or operations of Community and its subsidiaries as they are now being conducted.

    (f) Except as disclosed in Schedule II and except for the Subsidiaries, neither Community Banks, Inc. nor the Subsidiaries own, directly or indirectly, any equity interest in any bank, corporation, general partnership, limited partnership, or other equity, except in a fiduciary capacity.

    (g) Community has delivered to Citizens a copy of the following consolidated financial statements, each of which (including any related notes and schedules) is included in Schedule II and presents fairly the consolidated financial condition and results of operations of Community and its consolidated subsidiaries at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements (it being understood that Community's interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of Community, necessary for a fair presentation of such financial statements):

      (A) Consolidated Balance Sheet (the "Community 1994 Balance Sheet"), Consolidated Statement of Income, Consolidated Statement of
    Stockholders' Equity and Consolidated Statement of Cash Flows, together with the notes thereto, at December 31, 1994, and for the twelve months then ended, certified by Coopers & Lybrand; and

      (B) Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Stockholders' Equity, and Consolidated Statements of Cash Flows, together with the notes thereto, at December 31, 1993 and 1992 and for the years then ended, certified by Coopers & Lybrand.

    (2) Community has delivered to Citizens a copy of consolidating balance sheets, consolidating statements of income, consolidating statements of stockholders' equity, and consolidating statements of cash flows (the "Consolidating Statements") for Community and the subsidiaries as of December 31, 1994 and 1993 and for the 12-month periods ending December 31, 1994 and 1993 as the case may be, which are included in Schedule II, each of which presents fairly the separate financial condition and results of operations of Community and the subsidiaries at the dates and for the periods covered by such statements.

    (3) Community has provided Citizens with copies of all financial statements, proxy statements, reports and other documents issued to its shareholders after December 31, 1994, and will provide Citizens with copies of such statements, reports, and documents issued after the date hereof and on or prior to the Effective Date. Community has delivered to Citizens copies of:

      (a) its annual report to shareholders for the years ending December 31, 1994 and 1993;

      (b) its annual report to the Securities and Exchange Commission (the "SEC") on Form 10-K for the years ending December 31, 1994 and 1993;

      (c) Community Banks, N.A.'s annual report to the Comptroller of the Currency for the years ending December 31, 1994 and 1993;

      (d) all other periodic reports filed by Community or the subsidiaries with the SEC (including all quarterly reports on Form 10-Q and all current reports on Forms 8-K, the Federal Reserve Board, the Office of the Comptroller of the Currency since January 1, 1993;

      (e) all proxy statements and other written materials furnished to Community shareholders since January 1, 1993.

  True and correct copies of which are included in Schedule II. No statement contained in any of such documents, or to be contained in any financial statement, proxy statement, report, document or other written materials to be provided to Citizens as required above, as of the date of such document or other materials, contained, or as to documents or other materials to be delivered after the date hereof will contain, any untrue statement of material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date.

    (h) Except as specifically disclosed in Schedule II and other than loans by any of the Subsidiaries in the Ordinary course of Business, time deposits and leases of less than two years' duration on which less than $25,000 in annual rental is payable, neither Community nor any of the Subsidiaries is a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by it of more than $100,000 and which is made for a fixed period expiring more than one year from the date hereof, and neither Community nor any of the Subsidiaries is a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed in Schedule II pursuant to this Section 5.2(g) are valid, binding and enforceable (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity) and no breach or default (and no condition which, with notice or passage of time, could become a breach or default) exists with respect thereto, except such as in the aggregate are not material to the business or financial condition of Community and its Subsidiaries taken as a whole.

    (i) Except as specifically disclosed in Schedule II, as of December 31, 1994, there are no commercial, commercial real estate or residential real estate loans of Community or the Subsidiaries in excess of $25,000 that have been classified by any financial institution examiner as "Other Loans Especially Mentioned," "Special Mention," "Substandard," "Doubtful" or "loss" or internally classified in a similar or comparable category. Except as specifically disclosed in Schedule II, as of December 31, 1994, there are no consumer loans that are delinquent more than thirty (30) days as to payment of principal and interest. Except as specifically disclosed in
  Schedule II, as of December 31, 1994, the reserve for loan losses in the Community 1994 Balance Sheet is adequate under the requirements of generally accepted accounting principles and standard banking practice to provide for possible losses on outstanding loans, net of recoveries. Except as disclosed in the notes to the Audited Consolidated Financial Statements for the year ended December 31, 1994, or as disclosed in Schedule II, there are no loans or loan commitments outstanding to executive officers or directors of Community or the Subsidiaries, including their immediate families and entities with which they are associated. All such loans and commitments to loan were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features and, except as disclosed in Schedule II, none of such loans and commitments to related parties disclosed in said Audited Consolidated Financial Statements or in writing to Citizens are delinquent in payment of principal or interest.

    (j) Except for (i) Community Defined Benefit Pension Plan which covers eligible employees of Community and its Subsidiaries, (ii) Community Long Term Incentive Plan, (iii) the Community Banks, N.A. Survivor Income Agreement, and (iv) as otherwise identified and disclosed in Schedule II, neither

  Community nor any of the Subsidiaries has any pension, retirement, stock purchase, stock bonus, savings, or profit sharing plan, any deferred compensation, consultant, bonus, life insurance, death or survivor benefit health insurance, sickness, disability, medical, surgical, hospital, severance, layoff, or vacation plan or group insurance contract, or any other incentive, welfare, or employee benefit plan or arrangement ("Benefit Plans"). With respect to each qualified retirement plan and other Benefit Plans, including but not limited to the Defined Benefit Pension Plan, included in Schedule II is an accurate and complete copy of (a) the most recent plan documents, (b) the most recent annual report filed with the United States Department of Labor and the Internal Revenue Service, (c) the most recent financial and actuarial reports, (d) the most recently issued Internal Revenue Service rulings or determination letters, and (e) all notices to the Pension Benefit Guaranty Corporation of "Reportable Events" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"). As of January 1, 1995, all accrued contributions and other payments to be made under the Defined Benefit Group Pension Plan have been made or reserves adequate for such purpose have been set aside therefor. As of the date hereof, there was no unfunded liability and no funding deficiency existing with regard to the Defined Benefit Pension Plan. Neither Community nor any of the Subsidiaries has any union or collective bargaining agreements, any contracts or other agreements with any labor organization or, except as specifically disclosed in Schedule II, any contracts or other agreements with any member of management or any management or consultation agreement not terminable at will by it without liability, and no such contract or agreement has been requested by or is under discussion by management with any group of employees, any member of management or any other person.

    (k) Except as disclosed in Schedule II, since December 31, 1994, (i) Community has not incurred any material liability or obligation, accrued or contingent and whether due or to become due, other than as a result of operations in the ordinary course of business, and (ii) there has been no material adverse change in the business or financial condition of Community and its subsidiaries on a consolidated basis.


    (l) Except as disclosed in Schedule II, neither Community nor any of its subsidiaries is engaged in, or a party to, or threatened with, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency (including any bank regulatory authority), and neither Community nor any of its subsidiaries is subject to any potential adverse claim, the outcome of which could involve the payment by Community or any of its subsidiaries of an amount in excess of $50,000 or which could materially affect Community and its subsidiaries on a consolidated basis or its business or property or the transactions contemplated hereby. Community has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act or before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance, any Human Relations Commission or any other federal, state or local government agency. There is no labor strike, dispute, slow-down or stoppage pending or, to the best knowledge of Community, threatened against Community or any of its subsidiaries. There are no outstanding orders, rulings, decrees, judgements or stipulations, to which Community is a party or by which it is bound, by or with any court, arbitrator, or government agency, involving an amount in excess of $50,000.

    (m) (1) The execution and delivery of this Agreement has been duly and validly authorized by the Board of Directors of Community, and the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Community.

    (2) This Agreement has been duly executed and delivered by Community and (assuming due execution and delivery by Citizens) constitutes, and, upon its execution and delivery this Agreement shall constitute a valid, binding and enforceable obligation of Community, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

    (3) The execution and delivery of this Agreement by Community and the consummation of the transactions herein contemplated (A) do not violate any provisions of the Articles of Incorporation or Bylaws of Community or the Articles of Association and Bylaws of CBNA, any provisions of federal or state law or any governmental rule or regulation (assuming (i) receipt of the Government Approvals, (ii) the due registration of the offering of the Community Common Stock under the Securities Act of 1933, as amended (the "1933 Act"), (iii) the receipt of appropriate permits or approvals under the state securities or "blue sky" laws, (iv) the receipt of the requisite CBNA shareholders' approval, (v) the accuracy of the representations of Citizens set forth in Sections 5.1(v) and (w)), and (B) do not require any consent of any person under, conflict with or result in a breach of or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Community, CBNA, or any of its other subsidiaries is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which Community or CBNA is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, change, restriction, or right of any third party of any kind whatsoever upon any of their properties or assets.

    (n) Neither Community nor any Subsidiary is in violation of, or has received notice of a potential or actual violation of, any applicable federal, state, or local laws, statutes, rules, regulations, or ordinances relating to public health, safety, or the environment, including, without limitation, relating to releases, discharges, emissions, or disposals to air, water, land, or ground water to the withdrawal or use of ground water, to the use, handling, or disposal of polychlorinated biphenyls ("PCB's"), asbestos, or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, properties or financial condition of Community and the Subsidiaries on a consolidated basis. To the best knowledge of Community, any improvements or other real estate owned or leased by Community or any Subsidiary do not contain friable asbestos or substances containing asbestos and deemed hazardous by any federal, state, or local laws, regulations, or orders respecting such materials. Neither Community nor any of the Subsidiaries knows of any liability or class of liability of Community or any of the Subsidiaries under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq) or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq).

    (o) The information pertaining to Community and its subsidiaries which will appear in the Community Registration Statement, the Prospectus or the Proxy Statement, in the form filed with the SEC, or in the applications to be filed to obtain the Government Approvals, will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date. All financial statements of Community included in the Prospectus or the Proxy Statement will present fairly the consolidated financial condition and results of operations of Community and its consolidated subsidiaries at the dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied throughout the periods covered by such statements (it being understood that Community's interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of Community, necessary for a fair presentation of such financial statements).

    (p) (1) Community, CBNA, and each of its other subsidiaries has timely filed all federal, state, county and local returns in respect of taxes, including, without limitation, estimated tax returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Act returns, and all other reports or other information required or requested to be filed by it, and each such return, report or other information is complete and accurate in all material respects. Community and each of its subsidiaries has paid the amounts shown as owing on such returns (collectively, "Taxes"). No waivers of statutes of limitations, and no agreement relating to assessment or collection, are in effect in respect of any Taxes. Except as disclosed in Schedule II, there are no claims pending against Community or its subsidiaries for the alleged deficiency in the payment of any Taxes, and neither Community nor its subsidiaries know of any pending or threatened audits, investigations or claims for unpaid Taxes or relating to any liability in respect of Taxes.

    (2) Community has heretofore delivered to Citizens copies of its consolidated United States federal and Pennsylvania corporate tax returns for the fiscal years ended December 31, 1994, 1993, 1992, 1991 and 1990, true and correct copies of which are included in Schedule II.

    (3) The consolidated provision for current taxes payable reflected in "Other Liabilities" in the Community 1994 Balance Sheet, as of the date hereof and as of the Effective Date, is and will be adequate to cover (A) all or substantially all accrued and unpaid Taxes of Community and its subsidiaries, whether or not disputed, for the period ended December 31, 1994, and for all prior periods, and (B) all or substantially all Taxes that may become due and payable by Community and its subsidiaries in future periods (i) in respect of transactions, sales or services occurring or performed on or prior to December 31, 1994, which by virtue of tax or accounting treatment will not be included in income until subsequent to such date, or (ii) in respect of deductions, costs or other allowances taken for federal income tax purposes which Community's auditors have reason to believe are likely to be disallowed by the Internal Revenue Service if audited by such Service. The provision for applicable taxes stated on the consolidated books of Community as of the date hereof and as of the Effective Date, is and will be adequate to cover (A) all accrued and unpaid federal, state, county, and local taxes of Community and its subsidiaries, whether or not disputed, for the period ended on the date hereof or on the Effective Date, as the case may be, and for all prior periods, and (B) all federal, state, county and local Taxes that may become due and payable by Community and its subsidiaries in future periods (i) in respect of such transactions, sales or services occurring or performed on or prior to the date hereof or the Effective Date, as the case may be, which by virtue of tax or accounting treatment will not be included in income until subsequent to such dates, or (ii) in respect of deductions, costs or other allowances taken for federal income tax purposes which Community's auditors have reason to believe are likely to be disallowed by the Internal Revenue Service if audited by such Service.

    (4) No consent has been filed relating to Community or its subsidiaries pursuant to Section 341(f) of the Code.

    (q) (1) Each of Community and its subsidiaries has good and marketable title, free and clear of all liens and encumbrances, and the right of possession subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in the Community 1994 Balance Sheet or purported to have been acquired by it since the date thereof (except property held as lessee under leases and disclosed in writing prior to the date hereof and except real or personal property sold or otherwise disposed of since December 31, 1994, in the Ordinary Course of Business), except liens for taxes or assessments not delinquent, pledges to secure deposits, repurchase agreements in the Ordinary Course of Business and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property or as reflected in the Community 1994 Balance Sheet or as currently shown on the books and records of it and which do not interfere with or impair its present and continued use. All real properties owned or leased by Community which are material to the business, operations or financial condition of Community are in substantially good operating condition and repair (ordinary wear and tear expected).

    (2) All properties held by Community or any of its subsidiaries under leases are held by it under valid, binding and enforceable leases (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity), with such exceptions as are not material and do not interfere with the conduct of its business, as the case may be, and it enjoys quiet and peaceful possession of such leased properties. Neither Community nor any of its subsidiaries is in default in any material respect under any material lease, agreement, or obligation regarding its properties to which it is a party or by which it is bound.

    (r) Each of Community and its subsidiaries is, and continuously since at least January 1, 1992 has been, insured with reputable insurers against all risks normally insured against by companies of the same type and in the same line of business, and all of the insurance policies or bonds maintained by it are in full force and effect. Neither Community nor any of its subsidiaries is in default thereunder and all material claims thereunder have been filed in due and timely fashion.

    (s) No representation or warranty by Community and no statement by Community in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement, shall contain any untrue statement of a material fact or omit to state any material fact necessary to make such representation, warranty or statement not misleading to Citizens; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

    (t) No broker, agent, finder, consultant or other party (other than legal accounting or financial advisors) has been retained by Community or is entitled to be paid based upon any agreements, arrangements or understandings made by Community in connection with any of the transactions contemplated by this Agreement.

                                  ARTICLE VI

                  Agreements of Community, CBNA, and Citizens

  6.1 Agreements of Community and CBNA.

  (a) Community and/or CBNA has or will promptly following the execution of this Agreement, use its reasonable best efforts in good faith to take as promptly as practicable all such steps as shall be necessary in order to cause the Merger to be consummated as expeditiously as possible.

  (b) As the sole shareholder of CBNA, Community shall be unanimous shareholder action ratify and confirm the merger of Citizens into CBNA and cause the Board of Directors of CBNA to approve the Merger.

  (c) Community shall issue shares of Community Common Stock in accordance with the Conversion Factor, as it may be adjusted in accordance with this Agreement, which shares will, then issued and delivered pursuant to this Agreement, be duly authorized and legally and validly issued, fully paid and nonassessable.

  (d) Prior to the Effective Date, Community shall appoint American Stock Transfer and Trust Company as Exchange Agent for the purpose of exchanging certificates representing shares of Community Common Stock for certificates representing shares of Citizens Common Stock, and thereafter Community shall issue and deliver to the Exchange Agent certificates representing shares of Community Common Stock, and shall pay to the Exchange Agent such amounts of cash as shall be required to be delivered to holders of shares of Citizens Common Stock entitled to cash in lieu of a fractional share pursuant to
Article II of this Agreement. Any Community Common Stock and any amounts of cash delivered to the Exchange Agent and unclaimed at the end of two years from the Effective Date shall be repaid to Community, in which event the persons entitled thereto shall look only to Community for payment thereof; provided, however, that if Community shall, as required by law, pay to the Commonwealth of Pennsylvania any unclaimed Community Common Stock or monies so repaid to Community, said persons shall thereafter look only to the Commonwealth of Pennsylvania for payment thereof.

  (e) Prior to the Effective Date, Community, separately and jointly with Citizens, shall use its reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the Merger by the Office of the Comptroller of the Currency ("OCC") and the Pennsylvania Department of Banking, and ((ii) all other consents and approvals of government agencies as are required by law or otherwise (such approvals referred to in clauses (i) and (ii) of this Section 6.1(e) herein referred to as the "Government Approvals"), and shall do any and all acts and things deemed by Community to be necessary or appropriate in order to cause the Merger of Citizens with and into CBNA to be consummated on the terms provided in this Agreement as promptly as practicable. Community shall provide Citizens and its representatives with the right to review and approve in advance all information relating to Citizens which will appear in any filing to be made with, or written material to be submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. Community shall provide Citizens and its counsel with a copy of all applications and other written material filed with or provided to any such third party or governmental body, together with a copy of all correspondence to or from any such third party or governmental body, in each case promptly following the filing, submission or receipt of such materials.

  (f) Community shall promptly give written notice to Citizens upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the agreements, representations and warranties of Community contained or referred to in this Agreement and shall use its reasonable best efforts to prevent the same or remedy the same promptly.

  (g) Prior to the Effective Date, Community and each of its subsidiaries shall give Citizens and its counsel, financial advisor and accountants full access, during normal business hours and upon reasonable request, to its properties, books, contracts, commitments and records, and shall furnish Citizens during such period with all such information concerning its affairs as Citizens may reasonably request. The availability or actual delivery of information about Community or its subsidiaries to Citizens shall not affect the covenants, representations and warranties of Community contained in this Agreement. Citizens shall treat as confidential all such information in the same manner as Citizens treats similar confidential information of its own, and if this Agreement is terminated, Citizens shall continue to treat all such information as confidential and cause its employees and agents to keep all such information confidential and shall return such documents theretofore delivered by Community as Community shall request.

  (h) Community shall, in good faith, endeavor to place as employees with CBNA or its other subsidiaries, persons who are employees of Citizens immediately prior to the Effective Date on terms and conditions, including salaries and benefits, comparable to those made available to employees of Community, CBNA, and its other subsidiaries holding similar positions. Such persons as are so employed after the Effective Date shall have such titles as are appropriate and consistent with Community's then existing personnel structure. Community shall continue the compensation of Citizens' employees at the same levels in effect on the Effective Date through December 31, 1996 subject to Community's right to terminate any employee of Citizens for cause after the Effective Date.

  (i) Prior to the Effective Date, Community and each of its Subsidiaries shall conduct its respective business in the ordinary course as heretofore conducted and shall use its reasonable best efforts (i) to preserve its respective business and business organization intact, (ii) to preserve the good will of its customers and others having business relations with it, (iii) to maintain its properties in customary repair, working order and condition (reasonable wear and tear expected), (iv) to comply with all laws applicable to it and the conduct of its business, (v) to keep in force at not less than their present limits all policies of insurance (including deposit insurance of the FDIC with respect to CBNA), (vi) to file in a due and timely manner all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, and (vii) unless it is contesting the same in good faith and has established reasonable reserves therefor, to pay when required to be paid all Taxes (as hereinafter defined) indicated by tax returns so filed or otherwise lawfully levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all Taxes and other assessment which it believes in good faith to be required by law to be so withheld or collected.

  (j) Community will not take any actions or engage in any transaction following the Merger that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code or fail to qualify for pooling of interests accounting treatment. Consummation of the transactions contemplated by this Agreement shall be conditioned upon the Merger being accounted for under the pooling of interests method of accounting.

  6.2 Agreement of Citizens.

  (a) At or after the date hereof and on or prior to the Effective Date, except with the prior written consent of Community, or as otherwise provided in this Agreement, Citizens shall not:

    (1) Amend its Articles of Association or Bylaws; enter into any shareholder agreement, understanding or commitment relating to the right to vote its shares of capital stock; purchase, redeem, retire or otherwise acquire any share of, or any security convertible into shares of, its capital stock or other equity security; or agree to do any of the foregoing;

    (2) Issue, deliver or sell shares of capital stock or securities convertible into any such shares, or issue or grant any right, option or other commitment for the issuance, delivery or sale of any such shares or such securities;

    (3) Declare, set aside or pay any dividend or other distribution in respect of its capital stock (including, without limitation, any stock dividend or distribution) other than regular quarterly cash dividends payable in accordance with customary dividend policy, which shall mean cash dividends payable with respect to Citizens' Common Stock at an annual rate on a calendar year basis not in excess of $20.50 per share.

    (4) Enter into or amend, or increase the contribution to or obligation under, any employment contract or any bonus, stock option, profit sharing, pension, retirement, savings, incentive, deferral or similar employee benefit program or arrangement, or authorize the creation of any new or replacement job classifications or staff positions, pay bonuses or other extraordinary compensation, or grant any salary or wage increase except normal individual increases in compensation to employees in accordance with established employee procedures of Citizens.

    (5) Authorize or make any material change in its business or operations, other than in the Ordinary Course of Business as hereinafter defined; incur any material direct or contingent liabilities or commitments other than in the Ordinary Course of Business; sell or dispose of any shares of its capital stock, or lease, sell or dispose of any other material part of its assets, in each case except in the Ordinary Course of Business and for adequate value; establish any new branch banking offices, loan production offices, or other offices, or make any capital expenditures in excess in the aggregate of $20,000 (except for ordinary repairs, renewals or replacements); waive or release any right or cancel or compromise any of its debts or claims except in the Ordinary Course of Business; or otherwise enter into any material contract, transaction or commitment on its behalf, except in the Ordinary Course of Business. For purposes of this Agreement, the Ordinary Course of Business shall consist of the banking business as presently conducted by Citizens and not prohibited by the National Bank Act (herein referred to as the "Ordinary Course of Business"); or

    (6) Citizens agrees that neither it nor any of its officers and directors shall (and Citizens shall direct and use its reasonable best efforts to cause its employees, agents and representatives including, without limitation, any investment banker, attorney or accountant retained by it not to) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Citizens but excluding the transactions contemplated by this Agreement) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Citizens (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised in writing by such board's counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Citizens will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Citizens will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
  Section 6.2(a)(6). Citizens will notify Community immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with or on behalf of any corporation, partnership, person or other entity or group other than Community with respect to any Acquisition Proposal.

  (b) Prior to the Effective Date, Citizens shall conduct its business in the ordinary course as heretofore conducted and shall use its reasonable best efforts (i) to preserve its respective business and business organization intact, (ii) to keep available to Community the services of its present officers (provided, however, that it shall have the right to terminate the employment of any such officer for cause in accordance with its established employee procedures), (iii) to preserve the good will of its customers and others having business relations with it, (iv) to consult with Community as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business, (v) to maintain its properties in customary repair, working order and condition (reasonable wear and tear expected), (vi) to comply with all laws applicable to it and the conduct of its business, (vii) to keep in force at not less than their present limits all policies of insurance (including deposit insurance of the FDIC with respect to Citizens), (viii) to make no material change in the general terms, policies and conditions upon which it presently does business other than in the Ordinary Course of Business, (ix) to file in a due and timely manner all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, and (x) unless it is contesting the same in good faith and has established reasonable reserves therefor, to pay when required to be paid all Taxes (as hereinafter defined) indicated by tax returns so filed or otherwise lawfully levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all Taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected.

  (c) Charge-offs and charge-downs of loans will be taken against Citizens' allowance for loan losses in the Ordinary Course of Business when the potential loss has been quantified by the executive officers of Citizens.

  (d) Prior to the Effective Date, Citizens shall give Community and its counsel, financial advisors, and accountants full access, during normal business hours and upon reasonable request, to its properties, books, contracts, commitments and records, and shall furnish Community during such period with all such information concerning its affairs as Community may reasonably request. The availability or actual delivery of information about Citizens to Community shall not affect the covenants, representations and warranties of Citizens contained in this Agreement. Community shall treat as confidential all such information in the same manner as Community treats similar confidential information of its own, and if this Agreement is terminated, Community shall continue to treat all such information as confidential and cause its employees and agents to keep all such information confidential and shall return such documents theretofore delivered by Citizens as Citizens shall request.

  (e) Citizens shall use its reasonable best efforts to cause the Merger and this Agreement to be submitted promptly for the approval of its shareholders at a meeting to be called and held in accordance with the National Bank Act. Except as required by applicable fiduciary duties, in the opinion of counsel to Citizens, the Board of Directors of Citizens agrees to recommend in Citizens' Proxy Statement that the Merger and this Agreement be approved, which recommendation shall not be withdrawn.

  (f) After execution hereof, Citizens shall deliver to Community a correct and complete list of holders of the outstanding Citizens Common Stock of record with addresses.

  (g) Citizens, separately and jointly with Community, shall use its reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain the Government Approvals, and shall do any and all acts and things deemed by Citizens or Community to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided in this Agreement.

  (h) Citizens shall promptly give written notice to Community upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the arrangements, representations and warranties of Citizens contained or referred to in this Agreement, and shall use its reasonable best efforts to prevent the same or remedy the same promptly.

  (i) From and after the date hereof until the Effective Date of the Merger, Citizens shall not take any actions with respect to its business or operations that in the reasonable judgment of Community or its accountants would cause the Merger or any related transaction contemplated by this Agreement to fail to meet the relevant criteria for pooling of interest accounting treatment.

  (j) From and after the date the Merger is approved by the shareholders of Citizens until the Effective Date of the Merger, Citizens will consider recommendations of Community and its accountants with respect to adjustments to its balance sheet, statement of income, statement of stockholders' equity, and statement of cash flows at December 31, 1995 and for the 12 months then ending.

  6.3 Agreements of Community and Citizens.

  (a) Each party hereto shall, and shall cause its directors, officers, attorneys and advisors, to maintain, unless otherwise required by applicable law, the confidentiality of all information obtained in connection with this Agreement, including the negotiation and performance thereof, which is not otherwise publicly disclosed by the other party or publicly available, said agreement with respect to confidentiality to survive any termination of this Agreement pursuant to Section 11.1.

  (b) Community and Citizens shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to form and substance of other public disclosures related thereto.

                                  ARTICLE VII

                            Securities Act of 1933;
                             Exchange Act of 1934

  7.1 Community shall promptly prepare and file with the SEC a registration statement on Form S-4 (the "Community Registration Statement") under and pursuant to the provisions of the 1933 Act for the purpose of registering the offering of Community Common Stock. Citizens in cooperation with Community shall promptly prepare for inclusion in the Community Registration Statement a proxy statement (the "Proxy Statement") for the purpose of submitting this Agreement to the shareholders of Citizens for approval. The Proxy Statement in definitive form will serve as a portion of the prospectus (the "Prospectus") to be included in the Community Registration Statement. Community and Citizens shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the Community Registration Statement, the Prospectus or the Proxy Statement, and shall cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Community's Registration Statement, the Prospectus and the Proxy Statement.

  7.2 Community and Citizens shall use their reasonable best efforts to have the Community Registration Statement declared effective under the 1933 Act as soon as may be practicable, and thereafter Citizens shall distribute the Proxy Statement to its shareholders in accordance with applicable law and its Articles of Association and Bylaws, not less than twenty (20) business days prior to the date upon which the Merger and this Agreement are submitted to its shareholders for approval. Citizens shall not mail or otherwise furnish the Proxy Statement to its shareholders unless and until Community shall have received a letter from Coopers & Lybrand dated the effective date of the Community Registration Statement, to the effect set forth in Section 8.1(j).

  7.3 Community shall not be required to maintain the effectiveness of the Community Registration Statement for the purpose of sale or resale of Community Common Stock by any person; provided, however, that Community shall file all periodic reports which are required under the 1934 Act in order for Community to satisfy the current public information requirement of Rule 144(c), as promulgated under the 1933 Act, as amended.

  7.4 Securities representing shares of the Common Stock issued to Affiliates (as hereinafter defined in Section 8.1(m) hereof) pursuant to this Agreement may be subject to stop transfer orders and may bear a restrictive legend in substantially the following form:

    "The shares represented by this Certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Community of any opinion of counsel acceptable to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

  Should an opinion of counsel indicate that the legend and any stop transfer order then in effect with respect to the shares may be removed, Community will upon request substitute unlegended securities and remove any stop transfer orders.

  7.5 Indemnification; Insurance. (a) From and after the Effective Date through the sixth anniversary of the Effective Date, Community and CBNA agree to indemnify and hold harmless each present and former director and officer of Citizens determined as of the Effective Date (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collective, "Costs") incurred in connection with any claim, action, suit, proceedings or investigation whether civil, criminal, administrative or investigative, arising out of an Indemnified Matter (as hereinafter defined). An Indemnified Matter shall include any matter directly or indirectly involving transactions contemplated by or required in connection with this Agreement as well as any matter existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent to which such persons were entitled to be indemnified under Citizens' Articles of Association or Bylaws in effect on the date hereof, but only to the extent permitted under applicable law, (and Community and CBNA shall also advance expenses as incurred to the fullest extent to which such persons were entitled under Citizens' Articles of Incorporation or Articles of Association and Bylaws as in effect on the date hereof (to the extent permitted under applicable law), provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). An Indemnified matter shall not include any action or omission by an Indemnified Party resulting from such person's gross negligence or deliberate misconduct, or any action by the OCC resulting in civil money penalties or other determination by the OCC of a breach of duties.

  (b) For a period of two years after the Effective Date, Community shall use reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Citizens (provided that Community or CBNA may substitute therefor policies of comparable coverage); provided, however, that in no event shall Community or CBNA be obligated to expend, in order to maintain or provide insurance coverage pursuant to this subsection, any amount per annum in excess of 110% of the total amount of the annual premiums paid as of the date hereof by Citizens for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Community shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

                                 ARTICLE VIII

                                  Conditions

  8.1 Conditions to the Obligations of Community. The obligations of Community under this Agreement are, at its option (subject to the provisions of Section 11.1(a)), subject to fulfillment on or prior to the Effective Date of each of the following conditions:

    (a) Except as affected by the transactions contemplated by this Agreement, the representations and warranties of Citizens in Section 5.1 shall be true and correct in all material respects on and as of the Effective Date.

    (b) Citizens shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by it on or prior to the Effective Date.

    (c) No material adverse change shall have occurred since December 31, 1994 in the business or financial condition of Citizens, and Citizens shall not be engaged in, or a party to or threatened with, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of Community, such legal action or proceeding could materially adversely affect the business or financial condition of Citizens.

    (d) This Agreement shall have been duly approved by the affirmative vote of the shareholders of Citizens owning at least two-thirds (2/3) of its capital stock outstanding at a meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting as required by Section 6.2(e).

    (e) Community shall have received a certificate, dated the Effective Date, signed on behalf of Citizens by its President certifying the fulfillment of the conditions stated in paragraphs (a), (b), (c) and (e) of this Section 8.1 by Citizens.

    (f) Citizens shall have delivered to Community such documents as may reasonably be requested by Community to evidence compliance by Citizens with the provisions of this Agreement including an opinion of its counsel substantially in the form attached hereto as Exhibit "C". Citizens shall also have delivered to Community on the Effective Date, a letter of its litigation counsel setting forth pending litigation involving Citizens which was not previously disclosed in writing to Community.

    (g) The Community Registration Statement shall have become effective under the 1933 Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the SEC. All state securities and "blue sky" permits or approvals required (in the opinion of Community) to consummate the transactions contemplated by this Agreement shall have been received.

    (h) All Government Approvals shall be in effect, all conditions or requirements prescribed by law or by any such Approval shall have been satisfied, and all required waiting periods shall have expired; provided, however, that no approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by either of the parties hereto or of a subsidiary of or shall impose any other nonstandard condition or requirement, which divestiture, cessation, condition or requirement Community reasonably and in good faith determines would (i) have a material adverse effect on the business or financial condition of Community and its subsidiaries on a consolidated basis or (ii) otherwise materially impair the value of Citizens to Community (in which case Community shall promptly notify Citizens).

    (i) Community shall have received a ruling from the Internal Revenue Service or an opinion of its counsel, Mette, Evans & Woodside, substantially to the effect that, under the provisions of the Code:

      (1) the Merger of Citizens with and into CBNA upon the terms and conditions of this Agreement will not result in any recognized gain or loss to Community, CBNA, or Citizens;

      (2) except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Citizens Common Stock who receive Community Common Stock in exchange for the shares of Citizens Common Stock which they hold;

      (3) the holding period of Community Common Stock received in exchange for Citizens Common Stock will include the holding period of Citizens Common Stock for which it is exchanged, assuming the shares of Citizens Common Stock are capital assets in the hands of the holder thereof on the Effective Date; and

      (4) the basis of Community Common Stock received in exchange for Citizens Common Stock will be the basis of Citizens Common Stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

  Such opinion or ruling shall be given or received, subject to the receipt, and the accuracy on the Effective Date of:

      (1) representations by Community satisfactory to such counsel; and

      (2) representations by Citizens satisfactory to such counsel.

    (j) Subject to satisfaction of the requirements of Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accounts if applicable, Community and its directors and officers shall have received a letter from Coopers & Lybrand dated the effective date of the Community Registration Statement to be in form and substance satisfactory to Community, to the effect that:

      (1) In their opinion, the consolidated financial statements of Citizens examined by them and included in the Community Registration Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder; and

      (2) On the basis of limited procedures, not constituting an audit, including a limited review of the unaudited financial statements referred to below, a limited review of the latest available unaudited consolidated interim financial statements of Citizens, inspection of the minute book of Citizens since December 31, 1994, inquiries of officials of Citizens responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

        (A) any unaudited Balanced Sheets, Statements of Income, Statements of Stockholders' Equity and Statements of Cash Flows of Citizens included in the Community Registration Statement are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements covered by their report included in the Community Registration Statement;

        (B) as of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the capital stock, decreases in capital surplus or increases in debt of Citizens as compared with amounts shown in the balance sheet as of December 31, 1994 included in the Community Registration Statement, except in each case for such changes, increases or decreases which the Community Registration Statement discloses have occurred or may occur and except for such changes, decreases or increases as aforesaid which are immaterial; and

        (C) for the period from January 1, 1995 to such specified date, there were any decreases in the total or per share amounts of income before securities gains or losses or net income of Citizens as compared with the comparable period of the preceding year, except in each case for decreases which the Community Registration Statement discloses have occurred or may occur, and except for such decreases which are immaterial.

    (k) The aggregate number of shares of Citizens Common Stock held by persons who have taken all of the steps required prior to the Effective Date to perfect their right (if any) to be paid the fair value of such shares under the National Bank Act ("Dissenting Shares") shall not be more as to prevent Community from meeting the continuity of business enterprise requirement of Section 368(a)(1)(A) of the Code with respect to the Citizens acquisition, and the number of Dissenting Shares, the number of shares owned by Community or its affiliates, together with the aggregate number of fractional shares with respect to which persons will receive cash in lieu of Community Common Stock pursuant to this Agreement, shall be less than ten (10%) percent of the number of outstanding shares of Citizens Common Stock or such number, if less, which will allow Community to account for the Merger as a "pooling of interest".

    (m) Community shall have received from each of the persons who, in the opinion of counsel, might be deemed to be affiliates of Citizens under Rule 145 of the Rules and Regulations under the 1933 Act (the "Affiliates"), a signed undertaking satisfactory to Counsel for Community, acknowledging and agreeing to abide by the limitations imposed by law in respect of the sale or other disposition of the Community Common Stock received by such person pursuant to the Merger. Citizens agrees to use its reasonable best efforts to have each Affiliate enter into the undertakings referred to in this
  Section 8.1(m) on or prior to the Effective Date.

  8.2 Conditions to the Obligations of Citizens. The obligations of Citizens under this Agreement are, at its option (subject to the provisions of Section 11.1(a)), subject to the fulfillment on or prior to the Effective Date of each of the following conditions:

    (a) Except as affected by the transactions contemplated by this Agreement and as affected by events occurring or arising after the date first above written in the ordinary course of the business of Community which do not materially adversely affect the business of Community, the representations and warranties of Community in Section 5.2 shall be true and correct in all material respects on and as of the Effective Date, except as to any representation or warranty which specifically relates to an earlier date.

    (b) Community shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by it on or prior to the Effective Date. Community as the sole shareholder of CBNA shall have approved the merger of Citizens into CBNA.

    (c) No material adverse change shall have occurred since December 31, 1994 in the business or financial condition of Community and its subsidiaries on a consolidated basis, and neither Community nor any of its subsidiaries shall be engaged in, or a party to or threatened with, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of Citizens, such legal action or proceeding could materially adversely affect the business or financial condition of Community and its subsidiaries, considered as a whole. For purposes of this section, any change in the business or financial condition of Community on a consolidated basis which results from any changes occurring after the date hereof in any federal or state law, rule or regulation, in generally accepted accounting principles or in market rates of interest, which change affects banks or their holding companies generally, shall not be deemed to be a material adverse change.

    (d) This Agreement shall have been duly approved by the affirmative vote of Citizens' shareholders owning at least two-thirds ( 2/3) of its capital stock outstanding.

    (e) Citizens shall have received a certificate, dated the Effective Date, signed on behalf of Community by its Chairman and Chief Executive Officer or President, certifying the fulfillment of the conditions stated in paragraphs (a), (b), (c), (d) and (h) of this Section 8.2.

    (f) Community shall have delivered to Citizens such documents as may reasonably be requested by Citizens to evidence compliance by Community with the provisions of this Agreement including an opinion of its counsel substantially in the form attached hereto as Exhibit "D".

    (g) The Community Registration Statement shall have become effective under the 1933 Act, no stop order suspending the effectiveness of the Community Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the SEC. All state securities and "blue sky" permits or approvals required (in the opinion of Community) to consummate the transactions contemplated by this Agreement shall have been received.

    (h) Community shall have listed the stock to be issued in connection with the Merger with NASDAQ.

    (i) All Government Approvals shall have been received and shall be in effect, all conditions or requirements prescribed by law or by any such Approval shall have been satisfied, and all required waiting periods shall have expired.

    (j) Citizens shall have received the opinion of Community's counsel referred to in Section 8.1(j).

    (k) Citizens shall have received an opinion from Berwind Financial Group L.P. dated as of a date within five business days of the date of the Citizens' Proxy Statement, to the effect that the consideration to be received by the holders of Citizens' common stock pursuant to the Merger is fair, from a financial point of view, to such shareholders.

                                  ARTICLE IX

                                    Closing

  9.1 The transactions contemplated by this Agreement and the Bank Merger Agreement shall be consummated at a closing (the "Closing") to be held at the executive offices of Community at 10:00 a.m. on a date to be designated by Community, which date shall not be later than ten (10) business days following the date on which all conditions precedent to such Closing contained in
Article VIII hereof have been satisfied or duly waived or such later date within thirty (30) days thereafter as may be specified by Community, with the Merger to be consummated in such order and after such intermediate steps as the parties hereto may agree. The Closing Date shall (unless otherwise provided) be the Effective Date.

  9.2 At the Closing, the opinions, certificates and other documents required to be delivered by this Agreement shall be delivered.

  9.3 At the Closing, Community and Citizens shall instruct their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to Community to give effect to the Merger.

                                   ARTICLE X

                                   Expenses

  10.1 Except to the extent provided in Section 10.2 each of the parties hereto agrees to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by it incident to the performance of its obligations under this Agreement, including, without limitation, costs incident to the preparation of this Agreement, the Community Registration Statement, the Prospectus and the Proxy Statement (including the audited financial statements of the parties contained therein) and to the consummation of the Merger and of the other transactions contemplated herein, including the fees and disbursements of counsel, accountants and consultants employed by such party in connection therewith; except that in the event that the transactions contemplated in this Agreement are not consummated for any reason (other than as provided in Section 10.2), Community and Citizens shall each pay one-half of (a) the aggregate costs theretofore incurred in printing the Community Registration Statement, the Prospectus and the Proxy Statement, (b) the registration fee for the Community Registration Statement, and (c) the fees for filing applications for Government Approvals.

  10.2 If Citizens fails to complete the transactions contemplated herein by reason of an Acquisition Proposal, Citizens shall reimburse Community for its Expenses; provided, further, that such Expenses shall be for purposes hereof agreed to be $200,000. An Acquisition Proposal shall mean:

    (i) the making, other than by Community of any of its subsidiaries or affiliates, of a tender of exchange offer for at least 19.9% of the outstanding Shares of Citizens.

    (ii) the acquisition, by any person or group of persons other than Community or any of its subsidiaries or affiliates of beneficiary ownership or the right to acquire beneficial ownership of 19.9% or more of the outstanding Shares of Citizens (the terms "group" and "beneficial ownership" having the meanings assigned thereto in Section 13(d) of the Exchange Act of 1934, as amended, and the regulations promulgated thereunder).

    (iii) the making by any person, other than Community or any of its subsidiaries or affiliates, by public announcement or communication to Citizens, of a firm proposal to: (a) acquire Citizens, by merger, consolidation, purchase of all or substantially all of its assets or other similar transactions; or (b) to make any such tender or exchange offer as is described in (i) above.

    (iv) the failure of Citizens shareholders to approve the Merger at a meeting called for such purpose if at the time of such meeting there has been an announcement by a person (other than Community) of an offer or proposal to acquire 19.9% or more of the outstanding shares of Citizens, or to acquire, merge, or consolidate with Citizens, or to purchase all or substantially all of Citizens assets.

  10.3 The payment of Expenses by any party is not an exclusive remedy of any other party, but is in addition to any rights or remedies available to the parties hereto at law or in equity and notwithstanding anything to the contrary contained herein, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of this Agreement.

                                  ARTICLE XI

                                  Termination

  11.1 This Agreement may be terminated as follows:

    (a) By the mutual consent of the Board of Directors of both Community and Citizens at any time prior to the consummation of the Merger;

    (b) By the Board of Directors of Community on or after May 31, 1996, if
  (i) any of the conditions in Section 8.1 to which the obligations of Community are subject have not been fulfilled, or (ii) such conditions have been fulfilled or waived by Community but Citizens shall have failed to complete the Merger.

    (c) By the Board of Directors of Community if, in its reasonable opinion,
  (i) it has become aware of any material facts or circumstances existing on or after December 31, 1994 affecting Citizens of which it was not aware as of the date hereof, (ii) a material adverse change shall have occurred since December 31, 1994, in the business or financial condition of Citizens, or (iii) there has been failure or prospective failure on the part of Citizens to comply with its obligations under this Agreement, or any failure or prospective failure to comply with any condition set forth in Section 8.1.

    (d) By the Board of Directors of Citizens if, in its reasonable opinion,
  (i) it has become aware of any material facts or circumstances existing on or after December 31, 1994 affecting Community of which it was not aware as of the date hereof, (ii) a material adverse change shall have occurred since December 31, 1994, in the business or financial condition of Community, or (iii) there has been failure or prospective failure on the part of Community to comply with its obligations under this Agreement, or any failure or prospective failure to comply with any condition set forth in Section 8.2.

    (e) By the Board of Directors of either party if there shall be pending or threatened any material action, proceeding or investigation before any court or administrative agency by any governmental agency or any other person challenging, or seeking material damages in connection with, the Merger.

    (f) By the Board of Directors of Citizens on or after May 31, 1996, if
  (i) any of the conditions contained in Section 8.2 to which the obligations of Citizens are subject have not been fulfilled (provided, however, that if Community is engaged at the time in litigation or an appeal procedure relating to an attempt to obtain one or more of the Government Approvals, such non-fulfillment shall not give Citizens the right to terminate this Agreement for an additional period of six months); or (ii) such conditions have been fulfilled or waived but Community shall have failed to complete the Merger.

    (g) By the Board of Directors of Citizens if the Merger and this Agreement are not approved by the affirmative vote of Citizens shareholders owning at least two-thirds ( 2/3rds) of its capital stock outstanding at the shareholders meeting, including any adjournment thereof, called pursuant to Section 6.2(e) of this Agreement; provided, that Community and Citizens may mutually agree to keep this Agreement in effect and to call an additional meeting of the shareholders of Citizens to obtain such shareholder approval.

    (h) By the Board of Directors of Citizens if the Market Value Per Share (as defined in Section 2.1(a) hereof) of Community on the fifth trading date preceding the Effective Date of the Merger (or, if such date is not a trading day, on the immediately preceding trading day) is less than $22.31 per share; provided, however, that in the event Citizens elects to terminate under this Section 11.1(f) both parties hereto agree to a twenty (20) day standstill period from the date of such termination, during which period the parties hereto shall attempt in good faith to renegotiate the Conversion Factor and, if required by law, resubmit the Merger for approval by Citizens' shareholders at a special meeting duly called for such purpose. Citizens also agrees that during such twenty (20) day period, it shall not merge or consolidate with any other bank, corporation or other entity, acquire any stock (except in a fiduciary capacity), solicit any offers for any of its capital stock or substantially all of its assets, effect any reorganization or recapitalization, or, except in the Ordinary Course of Business, acquire any assets of any other person, corporation or business organization, or enter into discussions with any person concerning, or agree to do, any of the foregoing and all other terms of this Agreement shall remain in effect.

    (i) By the Board of Directors of Community if the Market Value Per Share (as defined in Section 2.1(a) hereof) of Community on the fifth (5th) trading date preceding the Effective Date of the Merger (or, if such date is not a trading day, on the immediately preceding trading day) is more than $30.19; provided, however, that in the event Community elects to terminate under this Section 11.1(g), both parties agree to a twenty (20) day standstill period from the date of such termination, during which period the parties hereto shall attempt in good faith to renegotiate the Conversion Factor and, if required by law, resubmit the Merger for approval by Citizens' shareholders at a special meeting duly called for such purpose. Citizens also agrees that during such twenty (20) day period, it shall not merge or consolidate with any other bank, corporation or other entity, acquire any stock (except in a fiduciary capacity), solicit any offers for any of its capital stock or substantially all of its assets, effect any reorganization or recapitalization, or, except in the Ordinary Course of Business, acquire any assets of any other person, corporation, or business organization, or enter into discussions with any person concerning, or agree to do, any of the foregoing and all other terms of this Agreement shall remain in effect.

  The power of termination hereunder may be exercised by Community and Citizens, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman (or President) and Chief Executive Officer, to the other party.

  11.2 Termination of this Agreement shall not terminate or affect the obligations of the parties to pay expenses as provided in Section 10 and shall not affect any agreement after such termination.

                                  ARTICLE XII

                                 Miscellaneous

  12.1 Any notice or other communication required or permitted under this Agreement or the Bank Merger Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by recognized overnight delivery service guaranteeing next day delivery, addressed as follows:

  If to Community:

    Community Banks, N.A.
    150 Market Square
    Millersburg, PA 17061

    Attention: Thomas L. Miller, CEO

  With a copy to:

    James A. Ulsh, Esquire
    Mette, Evans & Woodside
    3401 North Front Street
    P.O. Box 5950
    Harrisburg, PA 17110-0950

  If to Citizens:

    The Citizens' National Bank of Ashland
    735 Center Street
    Ashland, PA 17921

    Attention: Dean N. Paul, CEO

  With a copy to:

    Charles L. O'Brien, Esquire
    Morgan, Lewis & Bockius LLP
    417 Walnut Street
    Harrisburg, PA 17101

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

  12.2 Community and any of its wholly-owned banking subsidiaries may, prior to the Effective Date of the Merger, consolidate with or merge with or into one or more other banks or bank holding companies so long as Community and its wholly-owned banking subsidiaries are the surviving corporations. The terms and conditions of this Agreement shall not be affected by such merger or consolidation, and the shareholders of Citizens shall receive the common stock of the surviving bank holding company, unless the provisions of Section 8.2(c) hereof should apply.

  12.3 This Agreement is binding upon and is for the benefit of Community and Citizens and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereof and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement.

  12.4 Except for the agreements of Community set forth herein, the representations, warranties and agreements of Community and Citizens contained in this Agreement shall not survive the consummation of the Merger; provided, however, that in the event of the consummation of the Merger, no such representations, warranties or agreements shall be deemed to be terminated so as to deprive Community and Citizens (or any director, officer or controlling person of Community and Citizens) of any defense in law or in equity which otherwise would be available against the claims of any persons, including shareholders.

  12.5 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

  12.6 This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, Community and Citizens have each caused this Agreement to be signed by its Chief Executive Officer and its corporate seal to be hereunto affixed and attested by the signature of its Secretary, assistant Secretary, a Vice President or its Clerk, all as of the day and year first above written.

ATTEST:                                      COMMUNITY BANKS, N.A.


/s/     Patricia E. Hoch                By; /s/   Thomas Miller
-------------------------------         -------------------------------
           Secretary                       Chairman of the Board and
                                            Chief Executive Officer

(SEAL)


                                             COMMUNITY BANKS, INC.
ATTEST:


                                        By: /s/   Thomas Miller
/s/     Patricia E. Hoch                -------------------------------
-------------------------------            Chairman of the Board and
           Secretary                        Chief Executive Officer


(SEAL)                                  THE CITIZENS' NATIONAL BANK OF
                                                    ASHLAND

ATTEST:


                                        By: /s/   Harry Strouse
/s/     Dean N. Paul                    -------------------------------
-------------------------------                    President
           Secretary

(SEAL)